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                                                                    EXHIBIT 10.1

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                        NORTH POINTE HOLDINGS CORPORATION

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

                            DATED AS OF JUNE 30, 2006

                             COMERICA BANK, AS AGENT

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                                TABLE OF CONTENTS

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1.   DEFINITIONS..................................................................................................       1

2.   REVOLVING CREDIT.............................................................................................      17
     2.1  REVOLVING CREDIT COMMITMENT.............................................................................      18
     2.2  ACCRUAL OF INTEREST AND MATURITY........................................................................      18
     2.3  PRIME-BASED INTEREST PAYMENTS...........................................................................      18
     2.4  EURODOLLAR-BASED INTEREST PAYMENTS......................................................................      18
     2.5  INTEREST PAYMENTS ON CONVERSIONS........................................................................      19
     2.6  INTEREST ON DEFAULT.....................................................................................      19
     2.7  REQUESTS FOR ADVANCES AND REQUESTS FOR REFUNDINGS AND CONVERSIONS OF REVOLVING CREDIT ADVANCES..........      19
     2.8  DISBURSEMENT OF REVOLVING CREDIT ADVANCES...............................................................      21
     2.9  PRIME-BASED ADVANCE IN ABSENCE OF ELECTION OR UPON DEFAULT..............................................      22
     2.10 PREPAYMENT..............................................................................................      22
     2.11 REVOLVING CREDIT FACILITY FEE...........................................................................      23
     2.12 REDUCTION OF INDEBTEDNESS; REVOLVING CREDIT AGGREGATE COMMITMENT........................................      23
     2.13 OPTIONAL REDUCTION OR TERMINATION OF REVOLVING CREDIT AGGREGATE COMMITMENT..............................      23
     2.14 USE OF REVOLVING CREDIT PROCEEDS........................................................................      24
     2.15 SWING LINE ADVANCES.....................................................................................      24

3.   LETTERS OF CREDIT............................................................................................      29
     3.1  LETTERS OF CREDIT.......................................................................................      29
     3.2  CONDITIONS TO ISSUANCE..................................................................................      30
     3.3  NOTICE..................................................................................................      31
     3.4  LETTER OF CREDIT FEES...................................................................................      31
     3.5  OTHER FEES..............................................................................................      33
     3.6  DRAWINGS AND DEMANDS FOR PAYMENT UNDER LETTERS OF CREDIT................................................      33
     3.7  OBLIGATIONS IRREVOCABLE.................................................................................      34
     3.8  RISK UNDER LETTERS OF CREDIT............................................................................      35
     3.9  INDEMNIFICATION.........................................................................................      36
     3.10 RIGHT OF REIMBURSEMENT.................................................................................       37

4.   CONDITIONS...................................................................................................      38
     4.1  EXECUTION OF LOAN DOCUMENTS.............................................................................      38
     4.2  CORPORATE AUTHORITY.....................................................................................      38
     4.3  COLLATERAL DOCUMENTS....................................................................................      38
     4.4  LICENSES, PERMITS, ETC..................................................................................      39
     4.5  REPRESENTATIONS AND WARRANTIES..........................................................................      39
     4.6  COMPLIANCE WITH CERTAIN DOCUMENTS AND AGREEMENTS........................................................      39
     4.7  OPINION OF COUNSEL......................................................................................      39
     4.8  NO DEFAULT..............................................................................................      39
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     4.9  [RESERVED]..............................................................................................       39
     4.10 INSURANCE...............................................................................................       39
     4.11 [RESERVED]..............................................................................................       40
     4.12 COMPANY'S CERTIFICATE...................................................................................       40
     4.13 PAYMENT OF FEES.........................................................................................       40
     4.14 OTHER DOCUMENTS AND INSTRUMENTS.........................................................................       40
     4.15 CONTINUING CONDITIONS...................................................................................       40

5.   REPRESENTATIONS AND WARRANTIES...............................................................................       40
     5.1  DUE AUTHORIZATION--COMPANY..............................................................................       40
     5.2  DUE AUTHORIZATION--GUARANTORS...........................................................................       41
     5.3  NON-CONTRAVENTION.......................................................................................       41
     5.4  NO LITIGATION...........................................................................................       41
     5.5  ENCUMBRANCES............................................................................................       41
     5.6  ERISA...................................................................................................       41
     5.7  FINANCIAL STATEMENTS....................................................................................       41
     5.8  [RESERVED]..............................................................................................       41
     5.9  TAX RETURNS.............................................................................................       41
     5.10 SUBSIDIARIES............................................................................................       42
     5.11 COMPLIANCE WITH LAWS....................................................................................       42
     5.12 NO DEFAULTS.............................................................................................       43
     5.13 CONSENTS, APPROVALS AND FILINGS, ETC....................................................................       43
     5.14 AGREEMENTS AFFECTING FINANCIAL CONDITION................................................................       43
     5.15 LABOR RELATIONS.........................................................................................       43
     5.16 EXISTING DEBT...........................................................................................       43
     5.17 SOLVENCY................................................................................................       43
     5.18 CAPITALIZATION..........................................................................................       44
     5.19 NO INVESTMENT COMPANY OR MARGIN STOCK...................................................................       44
     5.20 GOOD TITLE--COMPANY.....................................................................................       44
     5.21 GOOD TITLE - GUARANTORS.................................................................................       44
     5.22 REPORTABLE TRANSACTION..................................................................................       44

6.   AFFIRMATIVE COVENANTS........................................................................................       45
     6.1  FINANCIAL STATEMENTS....................................................................................       45
     6.2  CERTIFICATES; OTHER INFORMATION.........................................................................       46
     6.3  PAYMENT OF OBLIGATIONS..................................................................................       46
     6.4  CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE........................................................       46
     6.5  INSPECTION OF PROPERTY; BOOKS AND RECORDS, DISCUSSIONS..................................................       46
     6.6  NOTICES.................................................................................................       47
     6.7  GOVERNMENTAL AND OTHER APPROVALS........................................................................       47
     6.8  SECURITY................................................................................................       47
     6.9  DEFENSE OF COLLATERAL...................................................................................       48
     6.10 FURTHER ASSURANCES......................................................................................       48
     6.11 TAXES...................................................................................................       48
     6.12 INSURANCE...............................................................................................       48
     6.13 COMPLIANCE WITH ERISA...................................................................................       48
     6.14 ERISA NOTICES...........................................................................................       48
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     6.15 MAINTAIN CONSOLIDATED TANGIBLE CAPITAL FUNDS............................................................       49
     6.16 MAINTAIN RISK-BASED CAPITAL.............................................................................       49
     6.17 MAINTAIN FIXED CHARGE COVERAGE RATIO....................................................................       49
     6.18 NET PREMIUM AND GROSS PREMIUM RATIO.....................................................................       49
     6.19 COMBINED RATIO..........................................................................................       49
     6.20 ENVIRONMENTAL COMPLIANCE................................................................................       49
     6.21 FUTURE SUBSIDIARIES; ADDITIONAL COLLATERAL..............................................................       51

7.   NEGATIVE COVENANTS...........................................................................................       51
     7.1  CAPITAL STRUCTURE AND REDEMPTIONS.......................................................................       51
     7.2  MERGERS OR DISPOSITIONS.................................................................................       51
     7.3  GUARANTIES..............................................................................................       52
     7.4  INDEBTEDNESS............................................................................................       52
     7.5  ACQUISITIONS............................................................................................       53
     7.6  INVESTMENTS.............................................................................................       53
     7.7  LIENS...................................................................................................       53
     7.8  DIVIDENDS...............................................................................................       54
     7.9  CAPITAL EXPENDITURES....................................................................................       54
     7.10 TRANSACTIONS WITH AFFILIATES............................................................................       54
     7.11 LIMITATION ON NEGATIVE PLEDGE CLAUSES...................................................................       54
     7.12 PREPAYMENT OF DEBTS.....................................................................................       54
     7.13 SUBORDINATED DEBT.......................................................................................       54
     7.14 MODIFICATION OF CERTAIN AGREEMENTS......................................................................       54
     7.15 REINSURANCE CONTRACTS...................................................................................       54
     7.16 INVESTMENT PORTFOLIO....................................................................................       55
     7.17 IRIS RATIOS.............................................................................................       55

8.   DEFAULTS.....................................................................................................       55
     8.1  EVENTS OF DEFAULT.......................................................................................       55
     8.2  EXERCISE OF REMEDIES....................................................................................       57
     8.3  RIGHTS CUMULATIVE.......................................................................................       57
     8.4  WAIVER BY COMPANY OF CERTAIN LAWS.......................................................................       57
     8.5  WAIVER OF DEFAULTS......................................................................................       57
     8.6  DEPOSITS AND ACCOUNTS...................................................................................       58

9.   PAYMENTS, RECOVERIES AND COLLECTIONS.........................................................................       58
     9.1  PAYMENT PROCEDURE.......................................................................................       58
     9.2  APPLICATION OF PROCEEDS.................................................................................       60
     9.3  PRO-RATA RECOVERY.......................................................................................       60
     9.4  DEPOSITS AND ACCOUNTS...................................................................................       60

10.  CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS; MARGIN ADJUSTMENTS.........................................       61
     10.1 REIMBURSEMENT OF PREPAYMENT COSTS.......................................................................       61
     10.2 AGENT'S EURODOLLAR LENDING OFFICE.......................................................................       61
     10.3 CIRCUMSTANCES AFFECTING EURODOLLAR-BASED RATE AVAILABILITY..............................................       61
     10.4 LAWS AFFECTING EURODOLLAR-BASED RATE AVAILABILITY.......................................................       62
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     10.5  INCREASED COSTS.........................................................................................   62
     10.6  SUBSTITUTION OF BANKS...................................................................................   63
     10.7  OTHER INCREASED COSTS...................................................................................   63

11.  AGENT.........................................................................................................   64
     11.1  APPOINTMENT OF AGENT....................................................................................   64
     11.2  DEPOSIT ACCOUNT WITH AGENT..............................................................................   64
     11.3  SCOPE OF AGENT'S DUTIES.................................................................................   64
     11.4  SUCCESSOR AGENT.........................................................................................   65
     11.5  LOANS BY AGENT..........................................................................................   65
     11.6  CREDIT DECISIONS........................................................................................   66
     11.7  AGENT'S FEES............................................................................................   66
     11.8  AUTHORITY OF AGENT TO ENFORCE NOTES, THIS AGREEMENT AND OTHER LOAN DOCUMENTS............................   66
     11.9  INDEMNIFICATION.........................................................................................   66
     11.10 KNOWLEDGE OF DEFAULT....................................................................................   67
     11.11 AGENT'S AUTHORIZATION; ACTION BY BANKS..................................................................   67
     11.12 ENFORCEMENT ACTIONS BY THE AGENT........................................................................   67

12.  MISCELLANEOUS.................................................................................................   67
     12.1  ACCOUNTING PRINCIPLES...................................................................................   67
     12.2  CONSENT TO JURISDICTION.................................................................................   68
     12.3  LAW OF MICHIGAN.........................................................................................   68
     12.4  INTEREST................................................................................................   68
     12.5  CLOSING COSTS AND OTHER COSTS...........................................................................   68
     12.6  NOTICES.................................................................................................   69
     12.7  FURTHER ACTION..........................................................................................   69
     12.8  SUCCESSORS AND ASSIGNS; PARTICIPATIONS; ASSIGNMENTS.....................................................   69
     12.9  INDULGENCE..............................................................................................   73
     12.10 COUNTERPARTS............................................................................................   73
     12.11 AMENDMENT AND WAIVER....................................................................................   73
     12.12 TAXES AND FEES..........................................................................................   74
     12.13 CONFIDENTIALITY.........................................................................................   74
     12.14 WITHHOLDING TAXES.......................................................................................   75
     12.15 USA PATRIOT ACT NOTIFICATION............................................................................   75
     12.16 WAIVER OF JURY TRIAL....................................................................................   75
     12.17 COMPLETE AGREEMENT; CONFLICTS...........................................................................   76
     12.18 SEVERABILITY............................................................................................   76
     12.19 TABLE OF CONTENTS AND HEADINGS..........................................................................   76
     12.20 CONSTRUCTION OF CERTAIN PROVISIONS......................................................................   76
     12.21 INDEPENDENCE OF COVENANTS...............................................................................   76
     12.22 RELIANCE ON AND SURVIVAL OF VARIOUS PROVISIONS..........................................................   77
     12.23 AMENDMENT AND RESTATEMENT...............................................................................   77
     12.24 ADVERTISEMENTS..........................................................................................   77
     12.25 EFFECTIVE UPON EXECUTION................................................................................   77
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EXHIBITS

      A     FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

      B     FORM OF REVOLVING CREDIT NOTE

      C     PERCENTAGES

      D     FORM OF COVENANT COMPLIANCE REPORT

      E     FORM OF ASSIGNMENT AGREEMENT

      F     FORM OF GUARANTY

      G     FORM OF SWING LINE NOTE

      H     FORM OF SWING LINE REQUEST FOR ADVANCE

      I     FORM OF SWING LINE BANK PARTICIPATION CERTIFICATE

      J     FORM OF NOTICE OF LETTERS OF CREDIT

SCHEDULES

      5.4   Exceptions to Litigation Covenant
      5.6   Pension Plans
      5.10  Subsidiaries
      5.11  Exceptions Compliance with Laws Covenant
      5.16  Existing Debt
      5.18  Equity Interests
      7.4   Additional Permitted Indebtedness
      7.6   Existing Investments
      7.7   Additional Permitted Encumbrances
      7.10  Affiliate Transactions
      12.6  Notice Addresses

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                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT

      THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT ("Agreement") is made as of the 30th day of June, 2006, by and among the lenders party hereto from time to time (individually, a "Bank", and collectively the "Banks"), Comerica Bank, as agent for the Banks (in such capacity, "Agent"), and North Pointe Holdings Corporation, a Michigan corporation ("Company").

                                    RECITALS

      A. Company, Agent and Bank entered into an Amended and Restated Credit Agreement dated January 26, 2004 which has been amended by amendments (the "Existing Credit Agreement").

      B. Company, Agent and the Banks desire to amend and restate the Existing Credit Agreement in its entirety.

      NOW, THEREFORE, Company, Agent and Banks agree that the Existing Credit Agreement is amended and restated as follows:

      1. DEFINITIONS

      For the purposes of this Agreement the following terms will have the following meanings:

      "Account Party(ies)" shall mean, with respect to any Letter of Credit, the account party or parties (which shall be the Company or a Subsidiary) as named in an application to the Agent for the issuance of such Letter of Credit.

      "Advance(s)" shall mean Revolving Credit Advance(s) and Swing Line Advance(s), and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a).

      "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

      "Agent" shall mean Comerica Bank, in its capacity as agent hereunder, or any successor agent appointed in accordance with Section 11.4 hereof.

      "Agent's Fees" shall mean those agency and other fees and expenses required to be paid by Company to Agent under Section 11.7 hereof.
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      "Alternate Base Rate" shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1%).

      "Applicable Interest Rate" shall mean (i) in respect of Revolving Credit Advances, the Eurodollar-based Rate or the Prime-based Rate applicable to such Advance (in the case of a Eurodollar-based Advance, for the relevant Interest Period), and (ii) in respect of Swing Line Advances, the Prime-based Rate and the Quoted Rate, in each case as selected by Company from time to time subject to the terms and conditions of this Agreement.

      "Applicable Eurodollar Margin" shall mean one and one quarter percent (1 -1/4%).

      "Applicable Prime Margin" shall mean one percent (1%).

      "Banks" shall mean Comerica Bank and such other lenders from time to time parties hereto as lenders and shall include the Revolving Credit Banks and any assignee which becomes a Bank pursuant to Section 12.8 hereof.

      "Best" shall mean A.M. Best Company and its successors.

      "Business Day" shall mean any day on which commercial banks are open for domestic and international business in Detroit, London and New York.

      "Capital Expenditure" shall mean, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of the Person making such expenditure, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.

      "Capital Lease" of any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be accounted for as a capital lease on the balance sheet of that Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

      "Cash and Cash Equivalents" shall mean as of any date, (a) cash that is then owned by Company and (b) any of the following then owned by Company: (i) commercial paper of any United States issuer having a rating of P-1 (or the equivalent thereof) or higher then given by Moody's Investors Service Inc. or A-1 (or the equivalent thereof) or higher then given by Standard & Poor's Ratings Group, (ii) direct obligations of, and obligations fully guaranteed by, the United States of America, and (iii) certificates of deposit of any commercial bank that is a member of the Federal Reserve System and that has capital surplus and undivided profits (as shown on its most recently published statement of condition) aggregating not less than $100,000,000 provided that each of the foregoing has a maturity date not later than 180 days after the date of acquisition thereof by Company.

      "Change of Control" shall mean the occurrence of either:

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            (a) (i) any person or group of persons (within the meaning of Rule
      13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended), other than the Investors or any Affiliates of the Investors or a person approved in advance by the Majority Banks (a "Permitted Transferee"), shall have acquired beneficial ownership (within the meaning of such Rule 13d-3) of 30% or more of the equity interests of the Company generally having the right to vote through the acquisition of such equity interests from the Investors or any Affiliates of the Investors; and (ii) the Investors and any Affiliates of the Investors shall, collectively, cease to be the beneficial owners (within the meaning of such Rule 13d-3) of at least 30% or more of the equity interests of the Company generally having the right to vote by virtue of the sale or other transfer of equity interests to any Person which is not an Investor, an Affiliate of the Investors or a Permitted Transferee of the Investors; or

            (b) Company shall cease to own directly or indirectly, at least 100% of the common equity interests of its Subsidiaries.

      "Claims Incurred" means the aggregate of all claims paid during an accounting period adjusted by the change in claims reserved for that accounting period together with the related loss adjustment expense and shall be determined on a combined basis for Company's Insurance Subsidiaries.

      "Claims Ratio" or "Loss Ratio" means Claims Incurred, net of reinsurance, expressed as a percentage of net earned premiums and shall be determined on a combined basis for Company's Insurance Subsidiaries.

      "Collateral" shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Banks is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise.

      "Collateral Documents" shall mean the Guaranties, the Security Agreement, the Pledge Agreements and all of the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by Company, any Subsidiary or any other Person in favor of the Agent for the benefit of the Banks and delivered to the Agent, as security for the Indebtedness, in each case as of the date of execution of this Agreement or, from time to time, subsequent thereto, in connection with the Guaranties, the Security Agreement, the Pledge Agreements, this Agreement and the other Loan Documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

      "Combined Ratio" means the sum of the Claims Ratio plus the Expense Ratio and shall be determined on a combined basis for Company's Insurance Subsidiaries. For greater certainty, the method of calculating the Combined Ratio and its component elements shall be consistent with the normal basis of Best or another accredited rating agency which is designated by the Company and is acceptable to the Agent and the Banks. The Combined Ratio shall be measured based on the four preceding fiscal quarters ending on the applicable date of determination.

      "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with Company within the meaning of
Section 4001 of ERISA or which

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is part of a group which includes Company and which is treated as a single employer under Section 414 of the Internal Revenue Code.

      "Company" shall mean North Pointe Holdings Corporation , a Michigan corporation.

      "Company Pledge Agreement" shall mean the Second Amended and Restated Pledge Agreement (Holdings) dated as of the date hereof pursuant to which Company grants to Agent and the Banks a first priority security interest in all of the issued and outstanding Equity Interests of certain of its Subsidiaries, as may be amended from time to time.

      "Consolidated" or "Consolidating" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Company includes consolidation with its Subsidiaries in accordance with GAAP.

      "Consolidated Net Income" shall mean, for any period of determination, the net income (but not loss) of Company and its consolidated Subsidiaries for such period determined in accordance with GAAP.

      "Consolidated Tangible Capital Funds" shall mean as of any date of determination, the book net worth of Company and its Consolidated Subsidiaries as of such date, less goodwill and other intangible assets (for further clarification, deferred policy acquisition costs and deferred tax assets are not considered to be intangible assets) as of such date, plus the outstanding principal amount of the Subordinated Debt as of such date, all as determined in accordance with GAAP.

      "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

      "Covenant Compliance Report" shall mean the report to be furnished by Company to the Agent, in the form of attached Exhibit "D" and certified by a Responsible Officer of Company and pursuant to Section 8.2, hereof, in which report Company shall set forth, among other things, detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 6.15 through 6.19 of this Agreement.

      "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP, including without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit, obligations in respect of bankers acceptances, provided, however that for purposes of calculating the aggregate Debt of such Person and its Subsidiaries (if any), the direct and indirect and absolute and contingent obligations of such Person (whether direct or contingent) shall be determined without duplication.

      "Default" shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

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      "Dollars" and the sign "$" shall mean lawful money of the United States of
America.

      "Equity Interests" means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

      "Eurodollar-based Advance" shall mean a Revolving Credit Advance which bears interest at the Eurodollar-based Rate.

      "Eurodollar-based Rate" shall mean a per annum interest rate which is the equal to the sum of the Applicable Eurodollar Margin plus the quotient of:

            (a) the per annum interest rate at which Bank's Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance, and for a period equal to the relevant Interest Period at approximately 11:00 A.M. Detroit time two (2) Business Days prior to the first day of such Interest Period; divided by

            (b) a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on "Euro-currency Liabilities" as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

      "Eurodollar-Interest Period" shall mean the Interest Period applicable to a Eurodollar-based Advance.

      "Eurodollar Lending Office" shall mean, (a) with respect to the Agent, Agent's office located at Grand Cayman, British West Indies or such other branch or branches of Agent, domestic or foreign, as it may hereafter designate as a Eurodollar Lending Office by notice to Company and the Banks, and (b) as to each of the Banks, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as a Eurodollar Lending Office), or at such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to Company and Agent.

      "Event of Default" shall mean each of the Events of Default specified in
Section 10.1 hereof.

      "Excluded Taxes" shall have the meaning set forth in Section 9.1.

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      "Expense Ratio" means underwriting expenses, including commission and premium taxes (other than amounts included in underwriting expenses on account of goodwill, interest expenses of the Insurance Subsidiaries and corporate head office and non-insurance company Subsidiaries expenses all in accordance with
SAP) incurred in operating the business of the Insurance Subsidiaries during an accounting period expressed as a percentage of net written premiums, determined on a combined basis for the Insurance Subsidiaries.

      "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

      "Fees" shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees, the Agent's Fees and the other fees and charges payable by Company to the Banks or Agent hereunder.

      "Financial" shall mean North Pointe Financial Services, Inc., a Michigan corporation.

      "Financial Pledge Agreement" shall mean the Amended and Restated Pledge Agreement (Financial) dated as of the date hereof pursuant to which Financial grants to Agent for the benefit of the Banks a first priority security interest in all of the issued and outstanding Equity Interests of its Subsidiaries (other than the Insurance Subsidiaries), as amended from time to time.

      "Financial Statements" shall mean all those balance sheets, earnings statements and other financial data (whether of the Company or otherwise) which have been furnished to the Agent or the Banks for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby.

      "Fixed Charge Coverage Ratio" shall mean, as of any date of determination, a ratio, the numerator of which is Net Income less net income from Subsidiaries (to the extent included in Net Income when applying the equity basis of accounting, in accordance with GAAP) plus dividends received from Subsidiaries for the four preceding fiscal quarters ending on such date, plus, to the extent deducted in determining Net Income, interest expense, depreciation and amortization expenses (only to the extent directly recorded in Company) for such period and the denominator of which is the sum of all scheduled principal and interest payments with respect to any Funded Debt of Company and all payments by Company with respect to Capital Leases during such period, and the amount of all dividends paid by Company to its shareholders during such period.

      "Funded Debt" shall mean as of any date of determination, the sum, without duplication, of (a) all indebtedness of Company and its consolidated Subsidiaries for borrowed money or for the deferred purchase price of property or services as of such date (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of Company and its consolidated Subsidiaries under Capital Leases as of such date, (c) all obligations of Company and its consolidated Subsidiaries in respect of letters of credit, acceptances or similar obligations issued or created for the account of Company or any of its consolidated Subsidiaries as of such date, (d) all liabilities secured by any lien on any property owned by Company and its consolidated Subsidiaries as of such date even though Company or its Subsidiaries, as applicable, have not assumed or otherwise become liable for the payment thereof, (e) all obligations of Company and its consolidated Subsidiaries arising in connection with Hedging Transactions; (f) all liabilities of Company or any Subsidiary under any securitization, any so-called "synthetic lease" or "tax ownership operating lease" or any other off balance sheet transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on a balance sheet of such Person, based on the outstanding amount of such liability if it had been structured as a financing on the balance sheet of such person, and (g) all obligations of others similar in character to those described in clauses (a) through (f) of this definition for which Company or any of its Subsidiaries is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations Company or any of its Subsidiaries assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of Company or any of its Subsidiaries in respect of letters of credit, surety bonds or similar obligations and all obligations of Company or any of its Subsidiaries to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person, other than insurance contracts issued by the Company or any of its Subsidiaries in the ordinary course of business.

      "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

      "Governmental Obligations" means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

      "Gross Premiums Ratio" shall mean for any Person as of any date of determination a ratio the numerator of which is gross premiums written of such Person for the four preceding fiscal quarters ending on such date of determination and the denominator of which is Statutory Surplus of such Person as of such date.

      "Guarantors" shall mean Financial, N.P. Premium, South Pointe Financial Services, Inc., Alliance Surety Holdings, Inc., Home Pointe Managing General Agency, Inc., and each Subsidiary of Company required to guaranty the Indebtedness under the provisions of Section 6.21.

      "Guaranty" shall mean the Guaranty, in the form attached hereto as Exhibit "F", dated as of the date hereof by the Guarantors, as amended from time to time.

      "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Hazardous Material Laws.

      "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, provincial, local, foreign or other governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to pollution or protecting the environment, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any so-called "superfund" or "superlien" law; and any other federal, state, provincial, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

      "Hedging Transaction" means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by Company from time to time pursuant to an Interest Rate Protection Agreement; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

      "Hereof", "hereto", "hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

      "HPIC" shall mean Home Pointe Insurance Company, a Florida insurance company.

      "Indebtedness" shall mean without duplication all indebtedness and liabilities (including without limitation interest, fees and other charges) arising under this Agreement or any of the Loan Documents, whether direct or indirect, absolute or contingent, of Company to any of the Banks (or any Affiliate of any Bank) or to the Agent, in any manner and at any time, whether evidenced by the Notes or arising under any of the other Loan Documents, due or hereafter to become due, now owing or that may be hereafter be incurred by Company to, or acquired by, any of the Banks (or any Affiliate of any Bank) or by Agent, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, and any and all consolidation, amendments, renewals, replacements, substitutions or extensions of any of the foregoing.

      "Insurance Regulatory Authority" shall mean, with respect to any Insurance Subsidiary, the insurance department or similar governmental authority charged with regulating insurance companies or insurance holding companies, in its state of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

      "Insurance Subsidiar(ies)" shall mean any Subsidiary of the Company, the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirement of Law of its state of domicile.

      "Interest Period" shall mean (a) with respect to a Eurodollar-based Advance, one (1), two (2), three (3) or six (6) months as selected by Company pursuant to Section 2.7 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by Company, Agent and the Swing Line Bank or required under the last sentence of this definition); provided, however, that any Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day. No Interest Period which would end after the Revolving Credit Maturity Date shall be permitted with respect to any Advance. No Interest Period with respect to a portion of the Revolving Credit required to be paid on any principal installment date shall end past such principal installment date. With respect to any Quoted Rate Advance, the last day of the applicable Interest Period shall be on or before the last Business Day of the week in which such Advance is made.

      "Interest Rate Protection Agreement" means any interest rate swap, cap, floor, collar, forward rate agreement foreign currency agreement or other rate protection transaction, or any combination of such transaction or agreements or any option with respect to any such transactions or agreements now existing or hereafter entered into between Company and any Bank or an Affiliate of a Bank.

      "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

      "Investor" shall mean any person or group of persons (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) who held beneficial ownership of at least 51% of the voting stock of the Company, or who was a director or employee of Company or its Subsidiaries on September 1, 2005, and any affiliate of any such person.

      "Issuing Bank" shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Company and the Revolving Credit Banks.

      "Issuing Office" shall mean such office as Issuing Bank shall designate as its Issuing Office.

      "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Bank of an Account Party or Account Parties requesting Issuing Bank to issue such Letter of Credit, as amended from time to time.

      "Letter of Credit Documents" is defined in Section 3.7.

      "Letter of Credit Fees" shall mean the fees payable to Agent for the accounts of the Revolving Credit Banks in connection with Letters of Credit pursuant to Section 3.4(a) and (b) hereof.

      "Letter of Credit Maximum Amount" shall mean Five Million Dollars ($5,000,000).

      "Letter of Credit Obligations" shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date and (c) the aggregate amount of Reimbursement Obligations which have not been reimbursed by the Company as of such date.

      "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Issuing Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

      "Letter(s) of Credit" shall mean any standby letters of credit issued by Issuing Bank at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

      "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, financing statement or comparable notice or other filing or recording, subordination or any claim or right, or any other type of lien, charge, encumbrance, preferential or priority arrangement or other claim or right, whether based on common law or statute.

      "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Guaranties, the Pledge Agreements, the Security Agreement, the Letter of Credit Agreements, the Letters of Credit, any Interest Rate Protection Agreements and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, as such documents may be amended from time to time.

      "Majority Banks" shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Banks holding not less than 51% of the aggregate principal amount of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated, at any time Banks holding not less than 51% of the aggregate principal amount of Indebtedness then outstanding hereunder; provided that for purposes of determining Majority Banks, Indebtedness outstanding under the Swing Line or under any Letter of Credit shall be allocated among the Banks based on their respective Percentages; and provided, further that, unless there is only one (1) Bank, Majority Banks must include at least two (2) Banks which are not Affiliates of each other.

      "Material Adverse Effect" shall mean a material adverse effect on (a) the business or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, the Notes or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents or the rights or remedies of the Agent or the Banks hereunder or thereunder.

      "MIC" shall mean Midfield Insurance Company, a pure captive insurance company organized in the District of Columbia.

      "Multiemployer Plan" shall mean any Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

      "NAIC" shall mean the National Association of Insurance Commissioners.

      "Net Income" shall mean, for any period of determination, the net income (but not loss) of Company for such period determined in accordance with GAAP.

      "N.P. Premium" shall mean N.P. Premium Finance Company, a Michigan corporation.

      "Net Premium Ratio" shall mean for any Person as of any date of determination a ratio the numerator of which is Net Written Premiums of such Person for the four preceding fiscal quarters ending on such date of determination and the denominator of which is Statutory Surplus of such Person as of such date.

      "Net Uncollateralized Reinsurance Recoverables" shall mean as of any date of determination the aggregate amount of the Insurance Subsidiaries' reinsurance recoverables as of such date, minus reinsurance recoverables from the Michigan Catastrophic Claims Association as of such date, minus reinsurance recoverables from the Florida Hurricane Catastrophe Fund Reinsurance Program as of such date, minus reinsurance recoverables from the National Flood Insurance Program, minus the aggregate amount of reinsurance recoverables which are secured by a letter of credit or cash collateral as of such date.

      "Net Written Premiums" shall mean with respect to any Subsidiary of the Company, such Subsidiary's gross written premiums, plus reinsurance assumed premiums less reinsurance ceded premiums.

      "Notes" shall mean the Revolving Credit Notes and the Swing Line Note and "Note" shall mean any of them.

      "NPCIC" shall mean North Pointe Casualty Insurance Company, a Florida insurance company.

      "NPIC" shall mean North Pointe Insurance Company, a Michigan insurance company.

      "Pension Plan(s)" shall mean all employee pension benefit plans of Company or its Subsidiaries, as defined in Section 3(2) of ERISA.

      "Percentage" shall mean with respect to each Revolving Credit Bank, its percentage share, as set forth on Exhibit "C" under column 1, of the Revolving Credit as such Schedule may be revised from time to time by Agent in accordance with Section 12.8.

      "Permitted Acquisitions shall mean any acquisition (including by way of merger or amalgamation) by Company or any wholly-owned Subsidiary of Company of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or shares of stock or other ownership interests of another Person, which is conducted in accordance with the following requirements:

            (a) Such acquisition is of a business or Person organized under the laws of the United States of America or any state or district thereof which is engaged in a reasonably related line of business and a majority of whose assets are located in the United States of America;

            (b) Company shall have delivered to the Agent and the Banks not less than ten (10) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition;

            (c) Both before and after giving effect to such acquisition, Company shall be in compliance with all other financial covenants in this Agreement, in each case on a pro forma basis acceptable to the Agent;

            (d) Both immediately before and after such acquisition no Default or Event of Default shall have occurred and be continuing;

            (e) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issue of the shares of stock or other ownership interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved, and (in the case of a merger) the Company shall be the surviving entity;

            (f) The rating of the acquisition target by Best, if then rated by Best, must be at least B+;

            (g) If such acquisition includes seller debt, such seller debt shall be acceptable to the Agent and the Majority Banks; and

            (h) If the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by Company and its Subsidiaries with respect thereto, including the amount of Debt assumed or to which such assets, businesses or business or ownership interest or shares, or any Person so acquired, is subject plus the amount of any seller notes, but excluding the value of any common shares transferred as a part of such acquisition, is greater than Five Million Dollars ($5,000,000), the acquisition shall have been approved in writing by the Majority Banks prior to its consummation.

      "Permitted Encumbrances" shall mean with respect to any Person:

            (a) the Liens granted under or established by this Agreement or the Loan Documents;

            (b) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

            (c) mechanics', materialmen's, banker's, carriers', landlord's, warehousemen's and similar Liens arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended; and (ii) provision for the payment of such Liens has been made on the books of such Person as may be required by GAAP;

            (d) Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such Liens shall have been duly suspended; and (ii) provision for the payment of such Liens has been made on the books of such Person as may be required by GAAP;

            (e) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP; and

            (f) survey or title exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person.

      "Permitted Investments" shall mean with respect to any Person:

            (a) Governmental Obligations;

            (b) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

            (c) Banker's acceptances, commercial accounts, demand deposit accounts, certificates of deposit, or depository receipts issued by or maintained with any Bank or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $100,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by the Company or any of its Subsidiaries in the ordinary course of business;

            (d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

            (e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced;

            (f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above;

            (g) Securities and other investments held in its investment portfolio which are permitted under Company's and the Insurance Subsidiaries' then current investment policies and which are permitted under applicable law.

      "Person" shall mean an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

      "Pledge Agreements" shall mean the Financial Pledge Agreement and the Company Pledge Agreement.

      "Preferred Shares" shall mean the shares of stock of the Company identified as Preferred Shares in the Restated Articles of Incorporation of the Company, as amended or modified from time to time.

      "Prime Rate" shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent, to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

      "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

      "Prime-based Rate" shall mean, for any day, that per annum rate of interest which is equal to the greater of (i) the Prime Rate less the Applicable Prime Margin, or (ii) the Alternate Base Rate.

      "Pro Forma Projected Financial Information" shall mean, as to any proposed acquisition, a statement executed by a Responsible Officer (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Company and its Consolidated Subsidiaries and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date thereof and as of the end of at least the next succeeding two (2) fiscal years of the Company following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the amounts and the ratios described in Sections 6.15 through 6.19 and 7.16 through 7.18, as projected as of the effective date of the acquisition and for those fiscal years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Agent may reasonably request.

      "Quoted Rate" shall mean the rate of interest per annum offered by the Swing Line Bank in its sole discretion with respect to a Swing Line Advance.

      "Quoted Rate Advance" means any Swing Line Advance which bears interest at the Quoted Rate.

      "Rating Agency" shall mean the NAIC Securities Valuation Office.

      "Regulatory Agency" shall mean any state board, commission, department or other regulatory body which regulates insurance companies or insurance holding companies.

      "Reimbursement Obligation(s)" shall mean the aggregate amount of all unreimbursed drawings under all Letter of Credit Agreements (excluding for the avoidance of doubt, amounts deemed to have been advanced under Section 3.6(a)) together with all other sums, fees, charges and amounts which may be owing to the Issuing Bank under such Letter of Credit Agreement or this Agreement relating to Letters of Credit.

      "Request for Revolving Credit Advance" shall mean a Request for Revolving Credit Advance issued by Company under Section 2.7 of this Agreement in the form annexed hereto as Exhibit "A".

      "Request for Swing Line Advance" shall mean a request for a Swing Line Advance issued by Company under Section 2.5 of this Agreement in the form annexed as Exhibit "H".

      "Required Rating" shall mean "B+".

      "Requirement of Law" shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Responsible Officer" shall mean the chief executive officer, chief financial officer or the president or vice president of Company, or any other officer having substantially the same authority and responsibility; or with respect to the Covenant Compliance Certificate, the chief financial officer or the treasurer of Company, or any other officer having substantially the same authority and responsibility.

      "Revolving Credit" shall mean the revolving credit loan to be advanced to the Company by the Revolving Credit Banks pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

      "Revolving Credit Advance" shall mean a borrowing requested by Company and made by the Banks under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to
Section 2.7 and any advance in respect of a Letter of Credit under Section 3.6(a), and shall include, as applicable, a Eurodollar-based Advance and/or Prime-based Advance.

      "Revolving Credit Aggregate Commitment" shall mean Twenty Five Million Dollars ($25,000,000) subject to reduction or termination under Section 2.13 or
8.2 hereof.

      "Revolving Credit Banks" shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

      "Revolving Credit Facility Fee" shall mean the fees payable to Agent for distribution to the Revolving Credit Banks pursuant to Section 2.11 hereof.

      "Revolving Credit Maturity Date" shall mean the earlier to occur of (i) July 1, 2009, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated pursuant to Section 2.13 or Section 8.2 hereof.

      "Revolving Credit Notes" shall mean the revolving credit notes described in Section 2.1 hereof, made by Company to each of the Revolving Credit Banks in the form annexed to this agreement as Exhibit "B", as such notes may be amended or supplemented from time to time in accordance with the terms of this Agreement, and any other notes issued in substitution, replacement or renewal thereof from time to time.

      "SAP" or "Statutory Accounting Principles" shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices or practices prescribed or permitted by the relevant Insurance Regulatory Authority of its state of domicile, consistently applied and maintained and in conformity with those used in the preparation of the most recent historical financial statements after giving effect to any changes in such principles and practices from time to time.

      "Security Agreement" shall mean the Second Amended and Restated Security Agreement dated June 30, 2006 from certain of the Guarantors in favor of the Agent for the benefit of the Banks, as amended from time to time.

      "Statutory Surplus" of any Person shall mean the statutory surplus of such Person computed in the manner required for page 3, column 1, line 25 of its annual statement of condition and affairs prepared in accordance with SAP.

      "Subsidiary Pledge Agreement" shall mean the Pledge Agreement (Subsidiary) dated as of the date hereof pursuant to which Financial grants to Agent and the Banks a first priority security interest in all of the issued and outstanding Equity Interests of its Subsidiaries (except the Insurance Subsidiaries), as the same may be amended from time to time.

      "Subordinated Debt" shall mean Debt of Company or a Subsidiary which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent and the Banks.

      "Subordinated Debt Documents" shall mean any documents evidencing Subordinated Debt, in each case, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

      "Subsidiary(ies)" shall mean any other corporation, limited liability company, association, joint stock company, or business trust of which more than fifty percent (50%) of the outstanding voting stock or share capital is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to the Company's Subsidiary(ies).

      "Swing Line" shall mean the revolving credit loans to be advanced to the Company by the Swing Line Bank pursuant to Section 2.15 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

      "Swing Line Advance" shall mean a borrowing made by Swing Line Bank to the Company pursuant to Section 2.15 hereof.

      "Swing Line Bank" shall mean Comerica Bank in its capacity as lender under
Section 2.15 of this Agreement or its successor as lender of the Swing Line.

      "Swing Line Maximum Amount" shall mean Three Million Dollars ($3,000,000).

      "Swing Line Notes" shall mean the Swing Line notes which may be issued by the Company at the request of Swing Line Bank pursuant to Section 2.15(a) hereof in the form annexed hereto as Exhibit G, as the case may be, as such Notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

      "UCC" shall mean the Uniform Commercial Code, as in effect from time to time in the State of Michigan.

      2. REVOLVING CREDIT.

      2.1 Revolving Credit Commitment. Subject to the terms and conditions of this Agreement, each Revolving Credit Bank severally and for itself alone agrees to make Advances of the Revolving Credit to Company from time to time on any Business Day during the period from the effective date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding each such Percentage of the Revolving Credit Aggregate Commitment, less such Bank's Percentage of the Swing Line Advances then outstanding, less such Bank's Percentage of the Letter of Credit Obligation. All of such Advances hereunder shall be evidenced by the Revolving Credit Notes, under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

      2.2 Accrual of Interest and Maturity. The Revolving Credit Notes, and all principal and interest outstanding thereunder, shall mature and become due and payable in full on the Revolving Credit Maturity Date, and each Advance evidenced by the Revolving Credit Notes from time to time outstanding hereunder shall, from and after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Revolving Credit Advance, its Applicable Interest Rate, its Interest Period, and the amount and date of any repayment shall be noted on Agent's records, which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Agent to record any such information shall not relieve Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the Loan Documents.

      2.3 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances and all Swing Line Advances carried at the Prime-based Rate from time to time outstanding shall accrue from the date of such Advances to the Revolving Credit Maturity Date (and until paid), at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly commencing on the fifteenth day of the calendar quarter next succeeding the calendar quarter during which the initial Advance of the Revolving Credit or Swing Line Advance, as the case may be, is made and on the fifteenth day of each calendar quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

      2.4 Eurodollar-based Interest Payments. (a) Interest on each Eurodollar-based Advance having a related Interest Period of three (3) months or less shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurodollar-based Advance outstanding from time to time having an Interest Period of more than three (3) months, at intervals of three (3) months after the first day of the applicable Interest Period, and shall also be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

            (b) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including the last day thereof.

      2.5 Interest Payments on Conversions. Notwithstanding anything to the contrary in Sections 2.2, 2.3 and 2.4, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.7 hereof shall be due and payable in full on the date such Advance is refunded or converted.

      2.6 Interest on Default. Notwithstanding anything to the contrary set forth in Sections 2.3 and 2.4, in the event and so long as any Event of Default shall exist under this Agreement, interest shall be payable monthly (or daily if required by the Majority Banks) on the principal amount of all Advances from time to time outstanding (and on all other monetary obligations of Company hereunder and under the other Loan Documents) at a per annum rate equal to the Applicable Interest Rate then in effect in respect of each such Advance, plus, in the case of Eurodollar-based Advances and Quoted Rate Advances, three percent (3%) per annum for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate then in effect, plus three percent (3%) per annum.

      2.7 Requests for Advances and Requests for Refundings and Conversions of Revolving Credit Advances. Company may request a Revolving Credit Advance, refund any Revolving Credit Advance in the same type of Revolving Credit Advance or convert any Revolving Credit Advance to any other type of Revolving Credit Advance only after delivery to Agent of a Request for Revolving Credit Advance executed by an authorized officer of Company subject to the following and to the remaining provisions hereof:

            (a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form annexed hereto as Exhibit "A", including without limitation:

                  (i) the proposed date of Revolving Credit Advance, which must be a Business Day;

                  (ii) whether the Revolving Credit Advance is a refunding or conversion of an outstanding Revolving Credit Advance; and

                  (iii) whether such Revolving Credit Advance is to be a
                        Prime-based Advance or a Eurodollar-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto;

            (b) each such Request for Revolving Credit Advance shall be delivered to Agent by 11:00 a.m. (Detroit time) three (3) Business Days prior to the proposed date of Revolving Credit Advance, except in the case of a Prime-based Advance, for which the

      Request for Revolving Credit Advance must be delivered by 12:00 noon (Detroit time) on such proposed date;

            (c) the principal amount of such requested Revolving Credit Advance, plus the principal amount of all other Advances of the Revolving Credit or the Swing Line then outstanding hereunder, plus all Letters of Credit outstanding, plus the principal amount of all Advances of the Revolving Credit or the Swing Line requested hereunder but not yet funded, less the principal amount of any outstanding Advance to be refunded by the requested Revolving Credit Advance, shall not exceed the Revolving Credit Aggregate Commitment;

            (d) the principal amount of such Revolving Credit Advance, plus the amount of any other outstanding Indebtedness under this Agreement to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance, at least Seven Hundred Fifty Thousand Dollars ($750,000) and (ii) in the case of a Eurodollar-based Advance, at least One Million Dollars ($1,000,000), or any larger amount in One Hundred Thousand Dollar ($100,000) increments, and at any one time there shall not be in effect more than three (3) Interest Periods;

            (e) each Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Company, and shall constitute and include a certification by the Company as of the date thereof that:

                  (i) both before and after the Revolving Credit Advance, the obligations of the Company set forth in this Agreement and the parties to the Loan Documents, as applicable, are valid, binding and enforceable obligations of Company and such parties, respectively;

                  (ii) to the best knowledge of Company all conditions to Advances of the Revolving Credit have been satisfied;

                  (iii) both before and after the Advance, there is no Default or Event of Default in existence; and

                  (iv) both before and after the Advance, the representations and warranties contained in this Agreement and the Loan Documents are true and correct in all material respects (unless such representation and warranty expressly indicates that it is being made as of a specific date in which case such representation and warranty shall be true and correct in all material respects as of such specific date).

      Agent, acting on behalf of the Revolving Credit Banks, may, at its option, lend under this Section 2 upon the telephone request of an authorized officer of a Company and, in the event Agent, acting on behalf of the Revolving Credit Banks, makes any such Advance upon a telephone request, the requesting officer shall, if so requested by Agent, fax to Agent, on the same day as such telephone request, a Request for Revolving Credit Advance. Company hereby authorizes Agent to disburse Advances under this Section 2.3 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Company to make Requests for Revolving Credit Advance on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that Company shall bear all risk of loss resulting from disbursements made upon any telephone request, unless the Agent disburses Advances on the instructions of a person not purporting to be a person in the aforementioned list or the Agent otherwise acts with gross negligence or acts in a manner which constitutes willful misconduct. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Advance form as of the date of such requested Advance.

      2.8 Disbursement of Revolving Credit Advances. (a) Upon receiving any Request for Revolving Credit Advance from Company under Section 2.7 hereof, Agent shall promptly notify each Revolving Credit Bank by wire, telecopy or by telephone (confirmed by wire or telecopy) of the amount of such Revolving Credit Advance to be made and the date such Advance is to be made by said Revolving Credit Bank pursuant to its Percentage of the Revolving Credit Advance. Unless such Revolving Credit Bank's commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each Revolving Credit Bank shall send the amount of its Revolving Credit Percentage of the Advance in same day funds in Dollars to Agent at the office of Agent located at One Detroit Center, Detroit, Michigan 48226 not later than 2:00 p.m. (Detroit time) on the date of such Advance.

            (b) Subject to submission of an executed Request for Revolving Credit Advance by Company without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Agent shall make available to Company the aggregate of the amounts so received by it from the Revolving Credit Banks under this Section 2.8, in like funds, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance by credit to an account of Company maintained with Agent or to such other account or third party as Company may reasonably direct.

            (c) Unless Agent shall have been notified by any Revolving Credit Bank prior to the date of any proposed Revolving Credit Advance that such Bank does not intend to make available to Agent such Bank's Percentage of the Revolving Credit Advance, Agent may assume that such Revolving Credit Bank has made such amount available to Agent on such date, as aforesaid and may, in its sole discretion and without obligation to do so, in reliance upon such assumption, make available to Company a corresponding amount. If such amount is not in fact made available to Agent by such Revolving Credit Bank in accordance with Section 2.8(a), as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Bank. If such Revolving Credit Bank does not pay such amount forthwith upon Agent's demand therefor, the Agent shall promptly notify Company, and Company shall pay such amount to Agent. Agent shall also be entitled to recover from such Revolving Credit Bank or from Company, as the case may be, interest on such amount in respect of each day from the date such amount was made available by Agent to Company to the date such amount is recovered by Agent, at a rate per annum equal to:

                  (i) in the case of such Revolving Credit Bank, the Federal Funds Effective Rate for the first two (2) Business Days such amount remains unpaid and at the rate of interest applicable to the Revolving Credit Advances thereafter; or

                  (ii) in the case of Company, the rate of interest then applicable to the Revolving Credit Advance.

      The obligation of any Revolving Credit Bank to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Bank to make any Revolving Credit Advance hereunder, and no Revolving Credit Bank shall have any liability to the Company, the Agent, any other Bank, or any other party for another Revolving Credit Bank's failure to make any loan or Revolving Credit Advance hereunder.

      2.9 Prime-based Advance in Absence of Election or Upon Default. If, as to any outstanding Eurodollar-based Advance, Agent has not received payment on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Revolving Credit Advance meeting the requirements of Section 2.7 hereof with respect to the refunding or conversion of such Advance, or, subject to Section 2.6 hereof, if on such day a Default or Event of Default shall exist, the principal amount thereof which is not then prepaid shall be converted automatically to a Prime-based Advance and the Agent shall thereafter promptly notify Company of said action.

      2.10 Prepayment. (a) Company may prepay all or part of the outstanding balance of any Prime-based Advance(s) at any time, provided that the amount of any partial prepayment shall be at least One Hundred Thousand Dollars ($100,000) and the aggregate balance of Prime-based Advance(s) remaining outstanding under the Revolving Credit Notes shall be at least Two Hundred Fifty Thousand Dollars ($250,000). Subject to the provisions of Section 10.1, Company may prepay all or part of any Eurodollar-based Advance (subject to not less than three (3) Business Days' notice to Agent) provided that the amount of any such partial prepayment shall be at least One Hundred Thousand Dollars ($100,000), and the unpaid portion of such Advance which is refunded or converted under Section 2.7 shall be at least One Million Dollars ($1,000,000). Any prepayment made in accordance with this Section shall be without premium, penalty or prejudice to the right to reborrow under the terms of this Agreement.

            (b) The Company may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Prime-based Rate at any time.

            (c) The Company may prepay at any time all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate (subject to not less than one (1) day's notice to the Swing Line Bank) provided that the amount of such prepayment shall be at least Ten Thousand Dollars ($10,000) and, after giving effect to any such partial prepayment, the aggregate unpaid portion of such Swing Line Advance shall be at least Fifty Thousand Dollars ($50,000).

            (d) Any prepayment of all or any portion of the Revolving Credit, whether by acceleration, mandatory or required prepayment or otherwise, shall be subject to Section 10.1 hereof, but otherwise without premium, penalty or prejudice.

      2.11 Revolving Credit Facility Fee. From the date hereof to (but excluding) the Revolving Credit Maturity Date, the Company shall pay to each of the Revolving Credit Banks, a Revolving Credit Facility Fee determined by multiplying three eighths of one percent (3/8%) per annum times the average daily amount of the Revolving Credit Aggregate Commitment. The Revolving Credit Facility Fee shall be payable quarterly in arrears commencing October 15, 2006, and on the fifteenth day of each January, April, July and October thereafter and at the Revolving Credit Maturity Date, and shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Such Revolving Credit Facility Fee shall be paid by Company to the Agent. Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Bank of its share of the Revolving Credit Facility Fee. The Revolving Credit Facility Fee shall not be refundable under any circumstance. The portion of the Revolving Credit Facility Fee accrued under the Existing Credit Agreement shall be deemed to have accrued up to the date of the execution of this Agreement and its related documents and be payable under this Agreement.

      2.12 Reduction of Indebtedness; Revolving Credit Aggregate Commitment. If at any time and for any reason the aggregate principal amount of Advances to Company under the Revolving Credit and the Swing Line and the Letter of Credit Obligations, which shall be outstanding at such time, shall exceed the then applicable Revolving Credit Aggregate Commitment, Company shall immediately reduce any pending request for an Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, immediately repay an amount of the Advances equal to such excess. Company acknowledges that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section
10.1 hereof; provided, however, that Company shall, in order to reduce any such prepayment costs and expenses, first prepay such portion of the Advances then carried as a Prime-based Advance, if any. To the extent that, on the date any mandatory prepayment of the Advances under this Section 2.12 is due, the Advances under the Revolving Credit Notes are being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Company may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Majority Banks. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Advances on the last day of each Interest Period attributable to the Eurodollar-based Advances.

      2.13 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. The Company may, upon at least five (5) Business Days' prior written notice to Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to at least Ten Million Dollars ($10,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued to the date of such reduction attributable to the amount of such reduction; (iii) the Company shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances plus the outstanding Letter of Credit Obligations exceeds the amount of the Revolving Credit Aggregate Commitment, taking into account the aforesaid reductions thereof, together with accrued but unpaid interest on the principal amount of such prepaid Advances to the date of prepayment; (iv) if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or Quoted Rate Advance, the termination or reduction may be made only on the last Business Day of the then current Interest Period applicable to such Advance; and (v) no such reduction shall reduce the Swing Line unless Company so elects. Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of the Revolving Credit Notes shall be distributed by Agent to each Revolving Credit Bank in accordance with such Revolving Credit Bank's Percentage thereof, and will not be available for reinstatement by or readvance to the Company, and any accompanying payments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Bank and will not be available for reinstatement any or readvance to Company. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Bank's portion thereof proportionately (based upon the applicable Percentages), and shall be permanent and irrevocable.

      2.14 Use of Revolving Credit Proceeds. Proceeds of the Revolving Credit (including Swing Line Advances) shall be used, subject to the terms hereof, to finance Permitted Acquisitions and to fund working capital needs of the Company.

      2.15 Swing Line Advances. The Swing Line Bank shall, on the terms and subject to the conditions hereinafter set forth (including without limitation
Section 2.15(c) hereof), make one or more advances (each such advance being a "Swing Line Advance") to the Company, from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an amount not to exceed in the aggregate at any time outstanding the Swing Line Maximum Amount. The Swing Line Bank shall not make any Swing Line Advance if it shall have received written notice from a Bank that the conditions to the making of the Advance set forth in Section 4 have not been satisfied. Swing Line Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to Swing Line Bank resulting from each Swing Line Advance of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Bank from time to time. The entries made in such account or accounts of Swing Line Bank shall, to the extent permitted by applicable law, be conclusive evidence, absent manifest error, of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of Swing Line Bank to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Company to repay the Swing Line Advances (and all other amounts owing with respect thereto) made to Company by Swing Line Bank in accordance with the terms of this Agreement. Advances, repayments and readvances under the Swing Line may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by the Company in the case of any Quoted Rate Advance, on the last day of the Interest Period applicable thereto (if any) and, in the case of any Prime-based Advance, on the Revolving Credit Maturity Date.

      The Company agrees that, upon the written request of Swing Line Bank, the Company will execute and deliver to Swing Line Bank a Swing Line Note; provided, that the delivery of such Swing Line Note shall not be a condition precedent to the Effective Date.

            (a) Accrual of Interest. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Swing Line Bank's account maintained pursuant to Section 2.15(a), which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Bank to record any such information shall not relieve the Company of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

            (b) Requests for Swing Line Advances. The Company may request a Swing Line Advance only after the delivery to Swing Line Bank of a Request for Swing Line Advance executed by a person authorized (in a writing a copy of which has been previously delivered to the Agent) by the Company to make such requests, subject to the following:

                  (i) each such Request for Swing Line Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit H, including without limitation:

                        (A) the proposed date of such Swing Line Advance, which must be a Business Day;

                        (B) whether such Swing Line Advance is to be a Prime-based Advance or a Quoted Rate Advance; and

                        (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto.

                  (ii) on the proposed date of such Swing Line Advance, after giving effect to all Swing Line Advances requested by the Company on such date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount.

                  (iii) on the proposed date of such Swing Line Advance, after giving effect to all Advances and Letters of Credit requested by the Company on such date of determination, the aggregate principal amount of all Advances of the Revolving Credit and of the Swing

                        Line requested or outstanding on such date plus the outstanding Letter of Credit Obligations shall not exceed the then applicable Revolving Credit Aggregate Commitment;

                  (iv) in the case of a Swing Line Advance that is a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) or such lesser amount as agreed to by Agent from time to time (unless the "Sweep to Loan" system referred to in subsection (c) below is in effect in which case no minimum shall apply).

                  (v) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance plus any other outstanding Advances of the Swing Line to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) (or a larger integral multiple of Ten Thousand Dollars ($10,000) or such lesser amount as agreed to by Agent from time to time, and at any one time there shall not be in effect more than two (2) Applicable Interest Rates and Interest Periods;

                  (vi) each such Request for Swing Line Advance shall be delivered to the Swing Line Bank by 1:00 p.m. (Detroit time) on the proposed date of the Advance;

                  (vii) each Request for Swing Line Advance, once delivered to
                        Swing Line Bank, shall be irrevocable by the Company, and shall constitute and include a certification by the Company as of the date thereof that:

                        (A) both before and after making such Swing Line Advance, the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents, are valid, binding and enforceable obligations of such Loan Parties;

                        (B) all conditions to the making of Swing Line Advances have been satisfied (both before and after giving effect to such Advance);

                        (C) both before and after giving effect to such Swing Line Advance, there is no Default or Event of Default in existence; and

                        (D) both before and after giving effect to such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, other than any representation or warranty that expressly speaks only as of a different date.

            (c) At the option of the Agent, subject to revocation by Agent at any time and from time to time and only for so long as Comerica Bank is the only Swing Line Credit Bank under this Agreement, the Company may utilize the Agent's "Sweep to Loan" automated system for obtaining Swing Line Advances and making periodic repayments, subject to the terms hereof. Each time a Swing Line Advance is made using the "Sweep to Loan" system, the Company shall be deemed to have certified to the Agent and the Swing Line Banks each of the matters set forth in clause (b) of this Section. Agent may revoke the Company's privilege to use the "Sweep to Loan" system at any time and from time to time for any reason and, immediately upon any such revocation, the "Sweep to Loan" system shall no longer be available to the Company for the funding of Swing Line Advances hereunder (or otherwise) and the regular procedures set forth for the making of Swing Line Advances shall be deemed immediately to apply.

      Swing Line Bank, may, at its option, lend under this Section 2.15(c) upon the telephone request of an authorized officer of Company and, in the event Swing Line Bank makes any such Advance upon a telephone request, the requesting officer shall, if so requested by Swing Line Bank, fax to Swing Line Bank, on the same day as such telephone request, a Request for Swing Line Advance. Company hereby authorizes Swing Line Bank to disburse Advances under this
Section 2.15(c) pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by the Company to make Requests for Advance on behalf of the Company. Notwithstanding the foregoing, the Company acknowledges that Company shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Swing Line Advance form as of the date of such requested Advance. Swing Line Bank shall promptly deliver to Agent by telecopy a copy of any Request for Advance received hereunder.

            (d) Disbursement of Swing Line Advances. Subject to submission of an executed Request for Swing Line Advance by the Company without exceptions noted in the compliance certification therein, Swing Line Bank shall make available to the Company the amount so requested, in like funds and currencies, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the Company maintained with Agent or to such other account or third party as the Company may reasonably direct in writing.

      Swing Line Bank shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

            (e) Refunding of or Participation Interest in Swing Line Advances.

                  (i) The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Company (which hereby irrevocably directs the Agent to act on its behalf) request each of the Banks (including the Swing Line Bank in its capacity as a Bank) to make an Advance of the Revolving Credit to the Company, in an amount equal to such Bank's Percentage of the principal amount of the aggregate Swing Line Advances made in accordance with the terms of this Agreement which are outstanding on the date such notice is given (the "Refunded Swing Line Advances"); provided however that Swing Line Advances which are carried at the Quoted Rate which are converted to Revolving Credit Advances at the request of the Agent at a time when no Default or Event of Default has occurred and is continuing, shall not be subject to Section 10.1 and no losses, costs or expenses may be assessed by the Swing Line Bank against the Company or the Banks as a consequence of such conversion. In the case of each Refunded Swing Line Advance the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Prime-based Advance. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under
                        Section 2.15(e)(ii) hereof, the Swing Line Bank shall retain its claim against the Company for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in
                        Section 8.1(l) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this
                        Section 2.15(e) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied but subject to Section 2.15(e)(iii), each Bank shall make the proceeds of its Advance of the Revolving Credit available to the Agent for the benefit of the Swing Line Bank at the office of the Agent specified in Section 2.8 hereof prior to 11:00 a.m. Detroit time (for Domestic Advances) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Advances of the Revolving Credit shall be immediately applied to repay the Refunded Swing Line Advances in accordance with the provisions of Section 9.1 hereof.

                  (ii) If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.15(e), one of the events described in Section 8.1(l) hereof shall have occurred, each Bank will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Bank an undivided participating interest in each Swing Line Advance made in accordance with the provisions of this Agreement that was to have been refunded in an amount equal to its Percentage of such Swing Line Advance. Upon the purchase of any such participation the Applicable Interest Rate for the Swing Line Advances shall equal the greater of the then applicable Quoted Rate or the Prime-based Rate. Each Bank within the time periods specified in Section 2.15(e)(i) hereof, as applicable, shall immediately transfer to the

                        Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Bank a Swing Line Participation Certificate in the form of Exhibit I evidencing such participation.

                  (iii) Each Bank's obligation to make Advances of the Revolving
                        Credit and to purchase participation interests in accordance with clauses (i) and (ii) of this Section 2.15(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against Swing Line Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company or any other Person; (iv) any breach of this Agreement by the Company or any other Person; (v) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Advance is to be made or such participating interest is to be purchased; (vi) the termination of the Revolving Credit Aggregate Commitment hereunder; or (vii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Bank does not make available to the Agent the amount required pursuant to clause (i) or (ii) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Bank, together with interest thereon for each day from the date of non-payment until such amount is paid in full
                        (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and
                        (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Bank to make available its pro rata portion of the amounts required pursuant to clause (i) or (ii) above shall not be affected by the failure of any other Bank to make such amounts available, and no Bank shall have any liability to the Company and its Subsidiaries, the Agent, the Swing Line Bank, or any other Bank or any other party for another Bank's failure to make the amounts required under clause (i) or (ii) available.

      3. LETTERS OF CREDIT

      3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Bank shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party(ies) accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Bank may require, issue Letters of Credit in Dollars for the account of such Account Party(ies), in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Bank) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of: (i) one year after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

      3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

            (a) in the case of any Account Party:

                  (i) after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations does not exceed the Letter of Credit Maximum Amount; and

                  (ii) after giving effect to the Letter of Credit requested, the outstanding Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including, without duplication, deemed Advances funded by Agent under
                        Section 3.6(a) hereof in respect of the Company's or an applicable Account Party's reimbursement obligation hereunder) requested or outstanding on such date does not exceed the lesser of the then applicable Revolving Credit Aggregate Commitment;

            (b) the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of such Loan Parties and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by the Company;

            (c) the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date (other than any representation or warranty that expressly speaks only as of a different date), and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

            (d) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of the relevant Account Party;

            (e) the Account Party requesting the Letter of Credit shall have delivered to Issuing Bank at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Bank, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Bank;

            (f) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Bank from issuing the Letter of Credit requested, or any Revolving Credit Bank from taking an assignment of its Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Bank refrain from issuing, or any Revolving Credit Bank refrain from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

            (g) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Bank to issue or any Revolving Credit Bank to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Banks, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

            (h) Issuing Bank shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section
      3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Bank pursuant hereto shall constitute the certification by the Company and the Account Party of the matters set forth in Section 3.2 (a) through (d) hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

      3.3 Notice. The Issuing Bank will deliver to the Agent, concurrently with or promptly following its delivery of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit J, to each Revolving Credit Bank of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Bank's Revolving Credit Percentage thereof.

      3.4 Letter of Credit Fees. The Company shall pay to the Agent for distribution to the Revolving Credit Banks in accordance with their Percentages, letter of credit fees as follows:

            (a) A per annum letter of credit fee of one percent (1%) per annum ("Applicable Fee Percentage") with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit).

            (b) A letter of credit facing fee in the amount equal to the greater of (i) $250 or (ii) one quarter of one percent (.25%) on the face amount of each Letter of Credit to be retained by Issuing Bank for its own account.

            (c) If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Bank or any Revolving Credit Bank or (ii) impose on Issuing Bank or any Bank any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Bank or such Revolving Credit Bank of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Bank's or such Revolving Credit Bank's reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Bank or such Revolving Credit Bank, as the case may be, the applicable Account Party shall, within thirty (30) days following demand for payment, pay to Issuing Bank or such Revolving Credit Bank, as the case may be, from time to time as specified by the Issuing Bank or such Revolving Credit Bank, additional amounts which shall be sufficient to compensate the Issuing Bank or such Revolving Credit Bank for such increased cost and expense, together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Prime-based Rate. Each demand for payment under this Section 3.4(c), shall be accompanied by a certificate of Issuing Bank or the applicable Revolving Credit Bank (as applicable) setting forth the amount of such increased cost or expense incurred by the Issuing Bank or such Revolving Credit Bank, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

            (d) All payments by the Company to the Agent for distribution to the Issuing Bank or the Revolving Credit Banks under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Company by the Agent. The fees described in clauses
      (a) and (b) above shall be nonrefundable under all circumstances and shall be payable upon the issuance of such Letter of Credit and thereafter semi-annually in advance. The fees due under clause (a) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that any amendment or extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

      3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Company and the applicable Account Party(ies) shall pay, for the sole account of the Issuing Bank, standard documentation, administration, payment and cancellation charges assessed by Issuing Bank or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party(ies).

      3.6 Drawings and Demands for Payment Under Letters of Credit.

            (a) If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Company and each applicable Account Party agree to pay to the Issuing Bank an amount equal to the amount paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), on (i) the Business Day that the Company receives notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or
      (ii) the Business Day immediately following the day that Company receives such notice, if such notice is not received prior to such time. Unless the Company or the applicable Account Party shall have made such payment to the Agent for the account of the Issuing Bank on such day, upon each such payment by the Issuing Bank, the Agent shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to substitute for the reimbursement obligation, with respect to the applicable Letters of Credit denominated in Dollars, a Prime-based Advance of the Revolving Credit for the account of the Revolving Credit Banks in an amount equal to the amount so paid by the Issuing Bank in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be deemed disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Section 2 hereof and, to the extent of the Advances so disbursed, the reimbursement obligation of the Company or the applicable Account Party under this
      Section 3.6 shall be deemed satisfied.

            (b) If the Issuing Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Bank shall provide notice thereof to the Company and the applicable Account Party on the date such draft or demand is honored, and to each Revolving Credit Bank on such date unless the Company or applicable Account Party shall have satisfied its reimbursement obligation under Section 3.6(a) hereof by payment to the Agent on such date. The Issuing Bank shall further use reasonable efforts to provide notice to the Company or applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not, subject to Section 3.6(a), affect the rights or obligations of the Issuing Bank with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Company or applicable Account Party under Section 3.6(a) hereof.

            (c) Upon issuance by the Issuing Bank of each Letter of Credit hereunder, each Revolving Credit Bank shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Percentage. Each Revolving Credit Bank, on the date a draft or demand under any Letter of Credit is honored (or the next succeeding Business Day if the notice required to be given by Agent to the Revolving Credit Banks under Section 3.6(b) hereof is not given to the Revolving Credit Banks prior to 2:00 p.m. (Detroit time) on such date of draft or demand), shall make its Percentage of the amount paid by the Issuing Bank, and not reimbursed by the Company or applicable Account Party on such day, in immediately available funds at the principal office of the Agent for the account of Issuing Bank. If and to the extent such Revolving Credit Bank shall not have made such pro rata portion available to the Agent, such Revolving Credit Bank, the Company and the applicable Account Party severally agree to pay to the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Bank until such amount is so made available to the Agent at a per annum rate equal to the interest rate applicable during such period to the related Advance deemed to have been disbursed under Section 3.6(a) in respect of the reimbursement obligation of the Company and the applicable Account Party, as set forth in Section 2.4(c)(i) or 2.4(c)(ii) hereof, as the case may be (or, in the case of a Revolving Credit Bank, for the first two (2) Business Days such amount remains unpaid, at a per annum rate equal to the Federal Funds Effective Rate and thereafter at the per annum rate payable by the Company and the applicable Account Party). If such Revolving Credit Bank shall pay such amount to the Agent for the account of Issuing Bank together with such interest, if any, such amount so paid shall be deemed to constitute an Advance by such Revolving Credit Bank disbursed in respect of the reimbursement obligation of the Company or applicable Account Party under Section 3.6(a) hereof for purposes of this Agreement, effective as of the dates applicable under said Section 3.6(a). The failure of any Revolving Credit Bank to make its pro rata portion of any such amount paid by the Issuing Bank available to the Agent for the account of Issuing Bank shall not relieve any other Revolving Credit Bank of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Bank shall be responsible for failure of any other Revolving Credit Bank to make such pro rata portion available to the Agent for the account of Issuing Bank.

      Notwithstanding the foregoing however no Revolving Credit Bank shall be deemed to have acquired a participation in a Letter of Credit if, prior to the issuing of the Letter of Credit by the Issuing Bank, the Agent or the Issuing Bank had obtained actual knowledge that an Event of Default had occurred and was continuing; provided, however that the Revolving Credit Banks shall be deemed to have acquired such a participation upon the date of which such Event of Default has been waived by the requisite Banks.

            (d) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Bank to issue any Letter of Credit, it being recognized that the Issuing Bank shall be the sole issuer of Letters of Credit under this Agreement;

      3.7 Obligations Irrevocable. The obligations of the Company and any Account Party to make payments to Agent for the account of Issuing Bank or the Revolving Credit Banks with respect to Letter of Credit Obligations under
Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

            (a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the "Letter of Credit Documents");

            (b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with

            (c) The existence of any claim, setoff, defense or other right which the Company or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Bank or any Revolving Credit Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

            (d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (e) Payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

            (f) Any failure, omission, delay or lack on the part of the Agent, Issuing Bank or any Revolving Credit Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Bank, any Revolving Credit Bank or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Bank, any Revolving Credit Bank or any such party; or

            (g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Company or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section
      3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company or any Account Party against the Agent, Issuing Bank or any Revolving Credit Bank. Nothing contained in this Section 3.7 shall be deemed to prevent Company after satisfaction in full of the absolute and unconditional obligations of Company hereunder, from asserting in a separate action any claim, defense, set off or other right which it may have against Agent, Issuing Bank or any Revolving Credit Bank.

      3.8 Risk Under Letters of Credit. (a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith,

Issuing Bank shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

            (b) Subject to other terms and conditions of this Agreement, Issuing Bank shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Bank's regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Bank shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Bank with due care and Issuing Bank may rely upon any notice, communication, certificate or other statement from the Company, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Bank believes to be authentic. Issuing Bank will, upon request, furnish the Revolving Credit Banks with copies of Letter of Credit Documents related thereto.

            (c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Bank makes no representation and shall have no responsibility with respect to (i) the obligations of the Company or any Account Party or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, the Company, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Bank in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Banks expressly acknowledges that it has made and will continue to make its own evaluations of the Company's and the Account Parties' creditworthiness without reliance on any representation of Issuing Bank or Issuing Bank's officers, agents and employees.

            (d) If at any time Issuing Bank shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Bank, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Banks in accordance with their respective Revolving Credit Percentages and shall promptly deliver to each Revolving Credit Bank its share thereof, less such Bank's pro rata share of the costs of such recovery, including court costs and attorney's fees. If at any time any Revolving Credit Bank shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Bank's Revolving Credit Percentage of such payment, such Revolving Credit Bank will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

      3.9 Indemnification. The Company and each Account Party hereby indemnifies and agrees to hold harmless the Revolving Credit Banks, the Issuing Bank and the Agent, and their respective officers, directors, employees and agents (each an "L/C Indemnified Person"), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Banks, the Issuing Bank or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the "L/C Indemnified Amounts"), and none of the Issuing Bank, any Revolving Credit Bank or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

            (a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

            (b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

            (c) payment by the Issuing Bank to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Bank), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

            (d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

            (e) any other event or circumstance whatsoever arising in connection with any Letter of Credit;

            (f) It is understood that in making any payment under a Letter of Credit the Issuing Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (a) through (e) hereof, (i) Company shall not be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and (ii) the Issuing Bank shall be liable to Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Company which were caused by the gross negligence or willful misconduct of the Issuing Bank or any officer, director, employee or agent of the Issuing Bank or by the Issuing Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

      3.10 Right of Reimbursement. Each Revolving Credit Bank agrees to reimburse the Issuing Bank on demand, pro rata in accordance with its respective Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Bank to be reimbursed by the Company or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Company or any Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Bank in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Company or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Bank as a result of Issuing Bank's gross negligence or willful misconduct or by the Issuing Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

      4. CONDITIONS.

      The obligations of Revolving Credit Banks to make Advances and the obligation of the Issuing Bank to issue Letters of Credit are subject to the following conditions:

      4.1 Execution of Loan Documents. Company shall have executed and delivered to Agent for the account of each Bank, the Revolving Credit Notes, the Swing Line Note, and this Agreement (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and, as applicable, the Loan Documents, and such Revolving Credit Notes, the Loan Documents and this Agreement shall be in full force and effect.

      4.2 Corporate Authority. Agent shall have received, with a counterpart thereof for each Bank: (i) certified copies of resolutions of the Boards of Directors of Company and the Guarantors evidencing approval of the Loan Documents and authorizing the execution and delivery thereof and the borrowing hereunder, as applicable; and (ii) (A) certified copies of Company's and the Guarantors' articles of incorporation and bylaws or other constituent documents certified as true and complete as of a recent date by the appropriate official of the jurisdiction of incorporation or formation of Company and the Guarantors', as applicable; and (B) certificates of good standing from the state or other jurisdictions of Company's and each Guarantor's incorporation or formation, and from every state or other jurisdiction in which Company or any Guarantor, as applicable, is qualified to do business.

      4.3 Collateral Documents. As security for all Indebtedness of Company to the Banks hereunder, Company shall have furnished, executed and delivered to Agent, or caused to be furnished, executed and delivered to Agent, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Agent and the Banks and supported by appropriate resolution in certified form authorizing same, the following:

            (a) The Guaranty;

            (b) The Pledge Agreements;

            (c) The Security Agreement;

            (d) Financing Statements required or requested by Agent and the Banks to perfect all security interests to be conferred upon Agent and the Banks under this Agreement and to accord Agent and the Banks a perfected first priority security position under the Uniform Commercial Code (subject only to the encumbrances permitted hereunder); and

            (e) Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Agent and the Banks may reasonably request at any time; provided, that such request is not inconsistent with the terms of the documents listed in (a) through (c) above.

      4.4 Licenses, Permits, Etc. The Agent shall have received, with a copy for each Bank, copies of each material authorization, license, permit, consent, order or approval of, or registration, declaration or filing with, any governmental authority or any securities exchange or other person (including without limitation any securities holder) obtained or made by the Company, any of its Subsidiaries, or any other Person (as of the relevant date of Advance or loan hereunder) in connection with the transactions contemplated by this Agreement or the Loan Documents.

      4.5 Representations and Warranties. The representations and warranties made by Company or any other party to any of the Loan Documents (excluding the Agent and Banks) under this Agreement or any of the Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the date of the making of any Advance hereunder (unless such representation and warranty expressly indicates that it is being made as of a specific date in which case such representation and warranty shall be true and correct in all material respects as of such specific date).

      4.6 Compliance with Certain Documents and Agreements. The Company shall have performed and complied with all agreements and conditions contained in this Agreement, the Loan Documents, or any agreement or other document executed thereunder and required to be performed or complied with by Company (as of the applicable date) and Company shall not be in default in the performance or compliance with any of the terms or provisions hereof or thereof.

      4.7 Opinion of Counsel. Company shall furnish Agent with signed copies for each Bank, with an opinion of counsel to the Company, the Guarantors and each other Person party to the Pledge Agreements, dated the date hereof, and covering such matters as required by and otherwise satisfactory in form and substance to the Agent and each of the Banks.

      4.8 No Default. No Default or Event of Default shall have occurred and be continuing, and since March 31, 2006 there shall have been no change which could have a Material Adverse Effect.

      4.9 [Reserved].

      4.10 Insurance. The Agent and the Banks shall have received evidence satisfactory to them that the Company has obtained the insurance policies required by Section 6.12 hereof and that such insurance policies are in full force and effect.

      4.11 [Reserved].

      4.12 Company's Certificate. The Agent shall have received, with a signed counterpart for each Bank, a certificate of a Responsible Officer of Company dated the date of the making of Advances hereunder, stating that to the best of his or her knowledge after due inquiry, the conditions of Sections 4.1, 4.5, 4.6, 4.8, 4.9 and 4.11 hereof have been fully satisfied.

      4.13 Payment of Fees. Company shall have paid to the Agent all fees, costs and expenses required hereunder to be paid to Agent upon execution of this Agreement.

      4.14 Other Documents and Instruments. The Agent shall have received, with a photocopy for each Bank, such other instruments and documents as each of the Banks may reasonably request in connection with the making of loans hereunder, and all such instruments and documents shall be satisfactory in form and substance to the Banks.

      4.15 Continuing Conditions. The obligations of the Banks to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Bank to issue any Letters of Credit shall be subject to the continuing conditions that:

            (a) No Default or Event of Default shall exist as of the date of the Advance or request for the Letter of Credit; and

            (b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance (unless such representation and warranty expressly indicates that it is being made as of a specific date in which case such representation and warranty shall be true and correct in all material respects as of such specific date).

      5. REPRESENTATIONS AND WARRANTIES

      Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties (unless such representation and warranty expressly indicates that it is being made as of a specific date in which case such representation and warranty shall be true and correct in all material respects as of such specific date) until the Revolving Credit Maturity Date and thereafter until the expiration of all Letters of Credit and final payment in full of the Indebtedness, and performance by Company of all other obligations under this Agreement and the other Loan Documents:

      5.1 Due Authorization--Company. Company and each of its Subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its incorporation; Company and each of its Subsidiaries is in good standing in each jurisdiction in which it is required to be qualified to do business; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Notes by Company are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and other documents and instruments required under this Agreement and Notes, when issued and delivered, will be valid and binding on the Company in accordance with their terms.

      5.2 Due Authorization--Guarantors. Execution, delivery and performance of the documents executed and delivered by the Guarantors in connection with this Agreement are within their powers, are not in contravention of law or any unwaived terms of any indenture, agreement or undertaking to which any Guarantor is a party or by which it is bound, do not require the consent or approval of any governmental body, agency or authority, and when issued and delivered, will be valid and binding on the Guarantors in accordance with their terms.

      5.3 Non-Contravention. The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Notes by Company are not in contravention of the material unwaived terms of any indenture, agreement or undertaking to which Company is a party or by which it is bound.

      5.4 No Litigation. Except as set forth in Schedule 5.4 annexed hereto, no litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Company is threatened against Company or any Subsidiary, the outcome of which would reasonably be expected to have a Material Adverse Effect.

      5.5 Encumbrances. There are no Liens on any of Company's or any Subsidiary's assets, except Permitted Encumbrances.

      5.6 ERISA. Neither Company nor any Subsidiary maintains or contributes to any employee pension benefit plan subject to Title IV of ERISA, except those set forth in attached Schedule 5.6. There was no unfunded past service liability of any pension plan maintained by the Company or any Subsidiary as of December 31, 2005, and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any pension plan owed to the Pension Benefit Guaranty Corporation ("PBGC") or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

      5.7 Financial Statements. The financial statements of the Company and the Guarantors dated March 31, 2006, previously furnished Agent and the Banks, fairly present in all material respects the financial condition of the Company and the Guarantors as of such dates; since said date there has been no material adverse change in the financial condition of Company or any Guarantor; to the best of the knowledge of Company's officers, Company does not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheet, and at the present time there are no material unrealized or anticipated losses from any present commitment of Company or any of its Subsidiaries.

      5.8 [Reserved].

      5.9 Tax Returns. All tax returns and tax reports of Company and each Subsidiary required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Company or any Subsidiary (or any of its properties) which are due and payable have been paid for which the failure to pay would materially adversely affect its business or the value of its property or assets (taken as a whole). The charges, accruals and reserves on the books of Company and its Subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Company.

      5.10 Subsidiaries. There are no Subsidiaries of Company, except as set forth in Schedule 5.10.

      5.11 Compliance with Laws. Except as set forth in Schedule 5.11:

            (a) Company and its Subsidiaries are, in the conduct of their business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to any of them, the enforcement of which, if Company or any Subsidiary were not in compliance, would reasonably be expected to have a Material Adverse Effect, Company and its Subsidiaries have all material approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have would reasonably be expected to have a Material Adverse Effect.

            (b) Neither Company nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by Company is any litigation or administrative proceeding threatened against Company or any Subsidiary, the outcome of which would reasonably be expected to have a Material Adverse Effect which in either case (i) asserts or alleges that Company or any Subsidiary violated Hazardous Material Laws, (ii) asserts or alleges that Company or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (iii) asserts or alleges that Company or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by Company or any Subsidiary.

            (c) Neither Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Hazardous Material Laws which would reasonably be expected to have a Material Adverse Effect and to the best knowledge of the Company, neither Company nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Hazardous Material Laws which would reasonably be expected to have a Material Adverse Effect.

            (d) To the best of Company's knowledge, Company and its Subsidiaries have all permits, licenses and approvals required under applicable Hazardous Material Laws, the failure of which to have would have a Material Adverse Effect

      5.12 No Defaults. There exists no material default under the provisions of any instrument evidencing any indebtedness for borrowed money of Company which is permitted hereunder or of any agreement relating thereto which would reasonably be expected to have a Material Adverse Effect.

      5.13 Consents, Approvals and Filings, Etc. Except as have been previously obtained, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by Company of this Agreement, any of the other Loan Documents to which it is a party, or any other documents or instruments to be executed and or delivered by Company in connection therewith or herewith, or (ii) by Company of the Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, except for such filings to be made as are required by the Loan Documents to perfect Liens in favor of the Agent. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Company threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

      5.14 Agreements Affecting Financial Condition. Neither Company, nor any of its Subsidiaries is party to any agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect.

      5.15 Labor Relations. Neither the Company nor any Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Company or any Subsidiary or to the knowledge of Company, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Company or, to the knowledge of Company, threatened against any of it, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any Subsidiary or to the knowledge of Company, threatened against any of them and (iii) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any Subsidiary.

      5.16 Existing Debt. Schedule 5.16 hereto sets forth a true and complete list of all Funded Debt (other than Indebtedness) of Company and its Subsidiaries as of the date hereof that is in excess of $50,000 for any one issue and is to remain outstanding after giving effect to this transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

      5.17 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Company and its Subsidiaries will each be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by the Company to Agent and the Banks in good faith and in exchange for fair, equivalent consideration. Neither Company nor any Subsidiary is insolvent, nor will Company or any Subsidiary be rendered insolvent by its execution and delivery to Agent and the Banks of this Agreement or by the consummation of the transactions contemplated by this Agreement, and the capital and monies remaining in the Company and its Subsidiaries are not now and will not become so unreasonably small as to preclude the Company or its Subsidiaries from carrying on their businesses. Neither the Company nor any Subsidiary intends to nor does management of Company or any Subsidiary believe it will incur debts beyond its ability to pay as they mature. Neither Company nor any Subsidiary contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code, nor does Company or any Subsidiary have any knowledge of any threatened bankruptcy or insolvency proceedings against Company or any Subsidiary.

      5.18 Capitalization. The authorized Equity Interests of Company and each Subsidiary is as set forth in Schedule 5.18. All issued and outstanding shares of Equity Interests of Company are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens and such Equity Interests were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Equity Interests of Company and each Subsidiary are owned by the stockholders and members and in the amounts set forth on Schedule
5.18. No Equity Interests of Company or any Subsidiary, other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Company or any Subsidiary, of any Equity Interests or other securities of Company or any Subsidiary.

      5.19 No Investment Company or Margin Stock. Neither Company nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

      5.20 Good Title--Company. Company has good and valid title to the property pledged, mortgaged or otherwise encumbered or to be encumbered by it under the Pledge Agreements to which Company is a party, subject to the Permitted Encumbrances.

      5.21 Good Title-Guarantors. Each Guarantor has good and valid title to the property pledged, mortgaged or otherwise encumbered or to be encumbered by it under the Collateral Documents to which it is a party, subject to the Permitted Encumbrances.

      5.22 Reportable Transaction. The Company does not intend to treat the Advances and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Company determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.

      6. AFFIRMATIVE COVENANTS

      Company covenants and agrees that it will, and, as applicable, it will cause each of its Subsidiaries, until the Revolving Credit Maturity Date and thereafter until the expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by Company of all other obligations under this Agreement and the other Loan Documents:

      6.1 Financial Statements. Furnish to the Agent and each Bank:

            (a) as soon as available, but in any event not later than June 1 of each year a copy of the audited Consolidated financial statements of Company as at the end of the preceding fiscal year and the related audited statements of income, accumulated earnings, and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, certified as being fairly stated in all material respects by one of the "Big Four" certified public accounting firms or by another nationally recognized certified public accountant reasonably satisfactory to the Agent and the Banks;

            (b) as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter, the unaudited Consolidated and Consolidating financial statements of Company as at the end of such fiscal quarter and the related unaudited statements of income, accumulated earnings and cash flows of Company for the portion of the fiscal year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the previous year, and certified by a Responsible Officer as being fairly stated in all material respects; and

            (c) as soon as available and in any event within sixty (60) days after the end of each fiscal quarter (excluding the fourth fiscal quarter of each fiscal year), a copy of each Insurance Subsidiary's financial statements for such fiscal quarter, including a balance sheet as of the end of such fiscal quarter and the related statements of income and retained earnings for such fiscal quarter, each prepared in accordance with SAP and certified by an officer of the applicable Insurance Subsidiary;

            (d) as soon as available and in any event not later than June 1 of each year, a copy of each Insurance Subsidiary, a copy of such Insurance Subsidiary's financial statements for the preceding fiscal year, including a balance sheet as of the end of such fiscal year and the related statements of income and retained earnings for such fiscal year, each prepared in accordance with SAP and certified by an officer of the applicable Insurance Subsidiary;

            (e) as soon as available, copies of all financial statements related to Company and/or any of its Subsidiaries filed with any Regulatory Agency;

            (f) as soon as available and to the extent not previously furnished to Agent, copies of all reports with respect to Company and/or any of its Subsidiaries prepared by any Regulatory Agency or rating agency;

      all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP or SAP, as applicable, throughout the periods reflected therein and with prior periods.

      6.2 Certificates; Other Information. Furnish to the Agent and each Bank:

            (a) Within sixty (60) days after and as the end of each fiscal quarter, a Covenant Compliance Certificate substantially in form attached hereto as Exhibit D;

            (b) promptly and in form to be reasonably satisfactory to Majority Banks, such additional financial and/or other information, or other reports as any Bank may from time to time reasonably request.

            (c) within five (5) days after the occurrence thereof, written notice from Company of any change in the Best rating of an Insurance Subsidiary or in any other change in any rating of any Insurance Subsidiary by any other rating agency.

      6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company.

      6.4 Conduct of Business and Maintenance of Existence.

            (a) Continue to engage solely in the businesses as now conducted by Company and its Subsidiaries and businesses similar or related thereto (or logical extensions thereof, as determined by Company in its reasonable discretion) and preserve, renew and keep in full force and effect its existence.

            (b) Take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except for such rights, privileges and franchises the failure of which to have would not reasonably be likely to have a Material Adverse Effect.

      6.5 Inspection of Property; Books and Records, Discussions.

      Permit Agent and each Bank, through their authorized attorneys, accountants and representatives (a) to examine Company's and each Subsidiary's books, accounts, records, ledgers and assets and properties of every kind and description wherever located at all reasonable times during normal business hours, upon oral or written request of Agent or such Bank; and (b) at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified public accountants, and, by this provision, Company authorizes such accountants to discuss the finances and affairs of Company and its Subsidiaries (provided that Company is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. Notwithstanding the foregoing, all information furnished to the Agent or the Banks hereunder shall be subject to the undertaking of the Banks set forth in
Section 12.13 hereof.

      6.6 Notices. Promptly give notice to the Agent and the Banks of:

            (a) the occurrence of any Default or Event of Default of which Company or any Subsidiary has knowledge;

            (b) any (i) default or event of default under any Contractual Obligation of Company or any Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between Company or any Subsidiary and any Regulatory Agency, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect;

            (c) the following events, as soon as possible and in any event within thirty (30) days after the Company knows thereof and to the extent the same would have a Material Adverse Effect: (i) the occurrence of any "reportable event" as defined in ERISA with respect to any Pension Plan, or any withdrawal from or the termination, reorganization or insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the Pension Benefit Guaranty Corporation or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from or the terminating, reorganization or insolvency of any Pension Plan;

            (d) any event which is reasonably likely to have a Material Adverse Effect and is reasonably likely to result in an Event of Default;

            (e) promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position which could reasonably be expected to have a Material Adverse Effect setting forth the details of such position and the financial impact thereof; and

            (f) subject to the provisions of Section 7.14, copies of any proposed material amendments, restatements or other modification to the Transaction Documents.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

      6.7 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance: (i) by Company, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by Company in connection therewith or herewith; and (ii) by each of the Subsidiaries, of the Loan Documents to which it is a party.

      6.8 Security. Take such actions as the Agent or the Majority Banks may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral, subject only to Permitted Encumbrances and other liens permitted under Section 7.7 hereof.

      6.9 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 7.7.

      6.10 Further Assurances. Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent's request, and at the Company's expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

      6.11 Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, all taxes and other governmental charges, and all Contractual Obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

      6.12 Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate.

      6.13 Compliance with ERISA. Comply, and cause each of its Subsidiaries to comply, with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any Pension Plan.

      6.14 ERISA Notices. Promptly notify Agent and the Banks after the occurrence thereof in writing of any of the following events:

            (a) the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

            (b) the appointment of a trustee by a United States District Court to administer a Pension Plan;

            (c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate a Pension Plan;

            (d) the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code;

            (e) the withdrawal of Company or any Subsidiary from a Pension Plan; or

            (f) a reportable event, within the meaning of Title IV of ERISA.

      6.15 Maintain Consolidated Tangible Capital Funds. Maintain as of the end of each fiscal quarter of Company a Consolidated Tangible Capital Funds of not less than $70,000,000.

      6.16 Maintain Risk-Based Capital. Not permit "total adjusted capital" (within the meaning of the Risk-Based Capital for Insurers Model Act as promulgated by the NAIC as of the Closing Date (the "Model Act")) of any of its Insurance Subsidiaries as of the last day of each fiscal year to be less than 215% of the applicable "Authorized Control Level RBC" (within the meaning of the Model Act) for such Insurance Subsidiary.

      6.17 Maintain Fixed Charge Coverage Ratio. Maintain as of the end of each fiscal year of Company a Fixed Charge Coverage Ratio of not less than 1.35 to 1.0.

      6.18 Net Premium and Gross Premium Ratio. Cause the Insurance Subsidiaries to maintain as of the end of each fiscal year Net Premium Ratios and Gross Premium Ratios of not more than the following amounts:

Insurance Subsidiary   Net Premium Ratio  Gross Premium Ratio
---------------------  -----------------  -------------------
NPCIC                      4.0 to 1.0         10.0 to 1.0
HPIC                       4.0 to 1.0         10.0 to 1.0
NPIC                       2.5 to 1.0          3.0 to 1.0

      6.19 Combined Ratio. Cause the Insurance Subsidiaries to maintain as of the end of each fiscal year a Combined Ratio of not greater than 110%.

      6.20 Environmental Compliance.

            (a) Company shall comply, and cause its Subsidiaries to comply, with all applicable Hazardous Material Laws except for such non-compliance which would reasonably not be expected to have a Material Adverse Effect.

            (b) Company shall provide to Agent, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by Company or any Subsidiary to a cleanup, removal, remedial action, or other response by or on the part of Company or any Subsidiary under applicable Hazardous Material Laws or which seeks damages or civil, criminal or punitive penalties from Company or any Subsidiary for an alleged violation of Hazardous Material Laws, where such contribution, response or damages would reasonably be expected to have a Material Adverse Effect.

            (c) Company shall promptly notify Agent and the Banks in writing as soon as Company becomes aware of the occurrence or existence of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

            (d) In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Company shall, at the reasonable request of Agent, at its sole expense, retain an environmental consultant, reasonably acceptable to Agent and the Banks, to conduct an appropriate investigation regarding the changed condition and/or circumstance. A copy of the environmental consultant's report will be promptly delivered to Agent upon completion.

            (e) At any time Company or any Subsidiary, directly or indirectly through any environmental consultant or other representative, undertakes an environmental audit, assessment or investigation relating to any fact, event or condition which would reasonably be expected to have a Material Adverse Effect. Company shall promptly provide Agent with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Company will promptly provide to Agent copies of all final findings and conclusions of any such environmental investigation.

            (f) Company hereby indemnifies, saves and holds Agent and each of the Banks and any of their respective past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Hazardous Material Laws, caused by or in any way related to any property owned or operated by Company or any Subsidiary, or due to any acts of Company or any Subsidiary or such person's, officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising from events or conditions occurring while Agent is in sole possession (subject to the rights of any creditors of Company) of such property. In no event shall Company be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of willful misconduct or gross negligence of Agent or any of the Banks, or any such Person's agents or employees.

      It is expressly understood and agreed that the indemnifications granted herein are intended to protect Agent and each of the Banks, their respective past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the Liens granted to Agent and each of the Banks, or under any other document or agreement given to secure repayment of any indebtedness from Company, whether or not such claims arise before or after Agent has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the Collateral Documents until payment in full of all indebtedness of Company to the Banks, unless there is a then known violation of the Hazardous Material Laws and Agent or any of the Banks has asserted in writing a claim for indemnification from Company, in which event the same shall continue until the violation is remediated.

      It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of the Indebtedness.

            (g) Company and its Subsidiaries shall maintain all permits, licenses and approvals required under applicable Hazardous Material Laws except such permits, licenses and approvals the failure of which to have would reasonably not be expected to have a Material Adverse Effect.

      6.21 Future Subsidiaries; Additional Collateral. With respect to each Person which becomes a Subsidiary (other than an Insurance Subsidiary) of the Company (directly or indirectly) subsequent to the execution of this Agreement, within thirty (30) days of the date such Person is created, acquired or otherwise becomes a Subsidiary (whichever first occurs), cause such new Subsidiary to execute and deliver to the Agent (x) a Joinder Agreement (attached to the Guaranty as Exhibit A) whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty, (y) a joinder agreement to the Security Agreement and (c) grant to the Agent a first priority security interest in 100% of the Equity Interests in such Subsidiary; in each case in form reasonably satisfactory to the Agent and the Majority Banks, in their reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent and the Majority Banks and the Company shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted under this Section 6.21.

      7. NEGATIVE COVENANTS

      Company covenants and agrees that, until the Revolving Credit Maturity Date and thereafter until the expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by Company of all other obligations under this Agreement and the other Loan Documents (other than contingent indemnification obligations not due and payable), it will not, and will not permit its Subsidiaries to, without the prior written consent of the Majority Banks (or, with respect to Sections 7.3 and 7.4, all of the Banks):

      7.1 Capital Structure and Redemptions. Purchase, acquire, issue or redeem any of its Equity Interests (including without limitation any redemption of any of the Preferred Shares), except issuances of stock by a Subsidiary provided that such stock is pledged to the Agent for the benefit of the Banks as provided hereunder.

      7.2 Mergers or Dispositions. Enter into any merger or consolidation or sell, lease, transfer, or dispose of any part of its assets, except:

            (a) the sale of damaged, obsolete or worn out property, property no longer useful in the conduct of Company's or any Subsidiary's business or property from closed offices; and

            (b) asset sales in which the sale price is at least the fair market value of the assets sold and the aggregate amount of such asset sales is less than Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year;

            (c) the merger of a Subsidiary into the Company provided that the Company is the surviving corporation;

            (d) the merger of an Insurance Subsidiary into another Insurance Subsidiary;

            (e) the sales of investments held in the Company's or a Subsidiary's investment portfolio in the ordinary course of business.

      7.3 Guaranties. Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except (a) by endorsement for deposit in the ordinary course of business, (b) guaranties in favor of Agent and the Banks for the Indebtedness and in favor of Agent and Bank and their Affiliates for Hedging Transactions, (c) indemnification and insurance obligations incurred in the ordinary course of business, (d) the existing guaranties described in attached Schedule 7.3, (e) contingent obligations with respect to surety, appeal and performance bonds obtained in the ordinary course of business and (f) other unsecured guaranties in an amount not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding.

      7.4 Indebtedness. Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

            (a) the Indebtedness;

            (b) current unsecured trade payables and accrued liabilities arising in the ordinary course of Company's or any Subsidiary's business and deferred income tax reserves;

            (c) indebtedness described in attached Schedule 7.4, but no increase in the amount thereof;

            (d) unsecured indebtedness of (i) a Subsidiary to Company, (ii) Company to a Subsidiary or (iii) a Subsidiary to another Subsidiary;

            (e) indebtedness of the Company or a Subsidiary, other than pursuant to this Agreement incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease) in an aggregate amount not exceeding One Million Dollars ($1,000,000) at any time outstanding, and any renewals or refinancing of such indebtedness in amounts not exceeding the original principal amounts (less any required amortization according to the terms thereof), on substantially the same terms and otherwise in compliance with this Agreement;

            (f) indebtedness under any Interest Rate Protection Agreements; provided that Company and its Subsidiaries shall not enter into any Interest Rate Protection Agreements for speculative purposes;

            (g) other unsecured indebtedness not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding;

            (h) Subordinated Debt; and

            (i) existing indebtedness of Northwestern Zodiac Limited Partnership to IDS Life Insurance Company but no extension, renewal or increase thereof.

      7.5 Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any Person or any shares of stock of any Person or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, except for Permitted Acquisitions.

      7.6 Investments. Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances or extensions of credit to, any Person except:

            (a) Company's investment in its existing wholly owned Subsidiaries;

            (b) loans and advances permitted under Section 7.4(d) hereof;

            (c) Permitted Investments;

            (d) existing investments described in attached Schedule 7.6;

            (e) extensions of trade credit in the ordinary course of business;

            (f) loans and advances to employees of Company or a Subsidiary for travel, moving or other business expenses not to exceed Fifty Thousand Dollars ($50,000) in the aggregate at any time;

            (g) investments of surplus cash in Cash and Cash Equivalents;

            (h) other loans, advances and investments not exceeding One Million Dollars ($1,000,000) in the aggregate at any time outstanding;

            (i) deposits made in the ordinary course of business in order to obtain goods and services; and

            (j) loans made in the ordinary course of N.P. Premium Finance Company's business.

      7.7 Liens. Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any Lien thereon, except:

            (a) the Permitted Encumbrances;

            (b) Liens described in attached Schedule 7.7;

            (c) Liens upon fixed assets acquired by Company or a Subsidiary after the date of this Agreement (including by virtue of a Capital Lease) provided that (i) any such

      Lien is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the item of property subject thereto, (ii) the principal amount of the indebtedness secured by such Lien does not exceed 100% of the fair value of the property at the time it was acquired, (iii) the Lien does not cover any other property other than such item of property, and (iv) the incurrence of the indebtedness secured by such Lien is permitted by Section 7.4 hereof.

      7.8 Dividends. Declare or pay any dividends or make any other distribution upon its Equity Interests, except dividends by Subsidiaries to Company and dividends to holders of the Preferred Shares (at a dividend rate not exceeding 8% per annum) provided that no such dividends to holders of the Preferred Shares may be made at any time following the occurrence and during the continuance of a Default or Event of Default.

      7.9 Capital Expenditures. Make any Capital Expenditure during any single fiscal year the aggregate amount of all Capital Expenditures made by Company and its Subsidiaries during such period would exceed Two Million Dollars ($2,000,000).

      7.10 Transactions with Affiliates. Except for the transactions described in Schedule 7.10, enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Company or the Subsidiary (as applicable) as would be obtainable in a comparable arm's-length transaction with a Person other than an Affiliate.

      7.11 Limitation on Negative Pledge Clauses. Except for agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist, any agreement, document or instrument which would restrict or prevent Company and its Subsidiaries from granting Agent on behalf of Banks liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens.

      7.12 Prepayment of Debts. Prepay, purchase, redeem or defease any Funded Debt for money borrowed or any Capital Leases prior to the stated maturity excluding, subject to the terms hereof, the Indebtedness.

      7.13 Subordinated Debt. Amend or modify any document evidencing any Subordinated Debt or make any payment with respect to the Subordinated Debt except in accordance with the provisions of the Subordinated Debt Documents.

      7.14 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of Company, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Banks as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect.

      7.15 Reinsurance Contracts. Reinsurance Contracts. Permit Net Uncollateralized Reinsurance Recoverables under reinsurance contracts with Persons having a Best rating of less than A- to exceed 35% of Net
Uncollateralized Reinsurance Recoverables.

      7.16 Investment Portfolio. Permit or suffer any material adverse change in either the quality of its investments or its investment policies.

      7.17 IRIS Ratios. Permit or suffer the Insurance Subsidiaries of the Company to at any time be outside the recommended range for more than four (4) of the Insurance Regulatory Information System ratio tests, determined on a combined basis for the Insurance Subsidiaries.

      8. DEFAULTS

      8.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

            (a) non-payment when due of (i) the principal or interest under any of the Notes issued hereunder in accordance with the terms thereof, (ii) any Reimbursement Obligation, or (iii) any Fees and, in the case of interest and fees, continuance thereof for five (5) days; or

            (b) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Section 6.6(a), 6.15, 6.16, 6.17, 6.18, 6.19 or Section 7; or

            (c) default in the observance or performance of any of the conditions, covenants, or agreements set forth in Sections 6.1, 6.2 or 6.6(b), (c), (d), (e) or (f) and continuance thereof for fifteen (15) days; or

            (d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by Company and continuance thereof for a period of thirty (30) consecutive days; or

            (e) any representation or warranty made by Company herein or by Company or any Guarantor in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue or misleading in any material adverse respect when made; or

            (f) default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of Company or any Guarantor set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document; or

            (g) default in the payment of any other obligation of Company or any Guarantor for borrowed money in an aggregate amount in excess of Fifty Thousand Dollars ($50,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) sufficient to permit the holder thereof to accelerate the maturity of such obligation; or

            (h) the rendering of any judgment(s) for the payment of money in excess of the sum of Fifty Thousand Dollars ($50,000) individually or in the aggregate against

      Company or any of its Subsidiaries, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier and an action is pending in which an active defense is being made with respect thereto; or

            (i) the occurrence of a "reportable event", as defined in ERISA, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Pension Plan maintained or contributed to by or on behalf of the Company or any of its Subsidiaries for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent's or any Bank's other rights or remedies hereunder), or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan; or

            (j) if a Change of Control shall occur; or

            (k) any revocation of any of the Guaranties; or

            (l) if a creditors' committee shall have been appointed for the business of Company, any Subsidiary or any Guarantor in connection with any bankruptcy or insolvency; or if Company, any Subsidiary or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any material part of its property or assets (otherwise than upon application or consent of Company, a Subsidiary or any Guarantor, as applicable) and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Company, any Subsidiary or any Guarantor; or

            (m) if (i) the Best rating for NPIC or NPCIC is below the Required Rating or (ii) Best shall withdraw its rating for any Insurance Subsidiary;

            (n) any of the Insurance Subsidiaries shall be prohibited by any Regulatory Agency from issuing new insurance policies in any jurisdiction and such prohibition shall have a Material Adverse Effect on such Insurance Subsidiary's business;

            (o) any of the Insurance Subsidiaries shall fail to maintain such catastrophe reinsurance as a prudent insurance company would deem necessary, as reasonably determined by Bank;

            (p) if the operation of Company or any of its Subsidiaries shall become subject to the control of any Regulatory Agency, other than in the normal course of business.

      8.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (v) the Agent shall, upon being directed to do so by the Majority Banks, declare the Revolving Credit Aggregate Commitment terminated;
(w) the Agent shall, upon being directed to do so by the Majority Banks, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company; (x) upon the occurrence of any Event of Default specified in subsection 8.1(l), above, and notwithstanding the lack of any declaration by Agent under preceding clause (w), the entire unpaid principal Indebtedness, including the Notes, shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; and (y) the Agent shall, if directed to do so by the Majority Banks or the Banks, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the Loan Documents or law and (z) the Agent shall, upon being directed to do so by the Majority Banks, demand immediate delivery of cash collateral, and Company and each Account Party agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit. The Agent shall (i) provide each Bank with copies of all the notices delivered under this Section and (ii) notify each Bank in the event it accelerates any of Company's obligations hereunder.

      8.3 Rights Cumulative. No delay or failure of Agent and/or Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Banks under this Agreement are cumulative and not exclusive of any right or remedies which Banks would otherwise have.

      8.4 Waiver by Company of Certain Laws. To the extent permitted by applicable law, Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any Lien contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

      8.5 Waiver of Defaults. No Event of Default shall be waived by the Banks except in a writing signed by an officer of the Agent in accordance with Section
12.11 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Banks. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Banks in enforcing any of their rights shall constitute a waiver of any of their rights. Company expressly agrees that this Section may not be waived or modified by the Banks or Agent by course of performance, estoppel or otherwise.

      8.6 Deposits and Accounts. Upon the occurrence and during the continuance of any Event of Default, each Bank may at any time and from time to time, without prior notice to the Company (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Company now or hereafter existing under this Agreement, whether owing to such Bank or any other Bank or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Company and any property of the Company from time to time in possession of such Bank, irrespective of whether or not such deposits held or indebtedness owing by such Bank may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Bank is adequate to cover the Indebtedness. Promptly following any such setoff, such Bank shall give written notice to Agent and to Company of the occurrence thereof. The Company hereby grants to the Banks and the Agent a Lien on all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Company under this Agreement. The rights of each Bank under this Section 8.6 are in addition to the other rights and remedies which such Bank may have.

      9. PAYMENTS, RECOVERIES AND COLLECTIONS.

      9.1 Payment Procedure. (a) All payments by Company of principal of, or interest on, the Notes or in respect of any Letter of Credit Obligations under the Revolving Credit or of Fees, shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 11:00 a.m. (Detroit time) in immediately available funds to Agent, for the ratable account of the Revolving Credit Banks in the case of payments with respect to the Revolving Credit, at Agent's office located at One Detroit Center, Detroit, Michigan 48226 (care of Agent's Eurodollar Lending Office, for Eurodollar-based Advances bearing interest at the Eurodollar-based Rate). Upon receipt by the Agent of each such payment, the Agent shall make prompt payment in like funds received to each Bank as appropriate, or, in respect of Eurodollar-based Advances bearing interest at the Eurodollar-based Rate, to such Bank's Eurodollar Lending Office.

            (b) Unless the Agent shall have been notified by Company prior to the date on which any payment to be made by Company is due that Company does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Company has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Bank, on such payment date an amount equal to such Bank's share of such assumed payment. If Company has not in fact remitted such payment to the Agent each Bank shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Bank, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Bank to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from

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      time to time, and (ii) with respect to Eurodollar-based Advances or Quoted
      Rate Advances, Agent's aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

            (c) Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

            (d) All payments to be made by the Company under this Agreement or any of the Notes shall be made without set-off or counterclaim, as aforesaid, and without deduction, except for Excluded Taxes, for or on account of any present or future withholding or other taxes of any nature imposed by any governmental authority or of any political subdivision thereof or any federation or organization of which such governmental authority may at the time of payment be a member, unless Company is compelled by law to make payment subject to such tax. In such event, Company shall:

                  (i) pay to the Agent for Agent's own account and/or, as the case may be, for the account of the Banks (or, in the case of Advances of the Swing Line, pay to the Swing Line Bank which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Bank or Banks receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

                  (ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Bank (including the Swing Line Bank) or Banks, as the case may be, such certificates or certified copy receipts as the Agent or such Bank or Banks shall reasonably require as proof of the payment by the Company, of any such taxes payable by the Company.

      If any tax of the United States of America or any other governmental authority shall be or become applicable (y) after the date of this Agreement, to such payments by Company made to a Bank's principal lending office or any other office that such Bank may claim as its applicable lending office, or (z) after such Bank's selection and designation of any other lending office, to such payments made to such other lending office, such Bank shall use reasonable efforts to make, fund and maintain its Advances and other extensions of credit through another lending office of such Bank in another jurisdiction so as to reduce Company's liability hereunder, if the making, funding or maintenance of such Advances and other extensions of credit through such other lending office of such Bank does not, in the reasonable judgement of such Bank, otherwise adversely and materially affect such Advances and other extensions of credit, or such Bank's applicable obligations under the Revolving Credit Aggregate Commitment or such Bank.

      As used herein, the terms "tax", "taxes" and "taxation" include all existing taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions

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

resulting in a charge together with interest thereon and fines and penalties with respect thereto which may be imposed by reason of any violation or default with respect to the law regarding such tax, assessed as a result of or in connection with the transactions hereunder, or the payment and or receipt of funds hereunder, or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against Company, Agent or any of the Banks); however, the terms "tax", "taxes" and "taxation" shall not include in the case of each Bank and the Agent, (i) taxes measured by its net income, franchise and similar taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on it, by the jurisdiction of such Bank's applicable lending office or any political subdivision thereof and (ii) if such Bank or the Agent is entitled at such time to an exemption from withholding that is required to be evidenced by a United States Internal Revenue Service Form 1001 or 4224 or other successor form or, in each case, any successor or additional form, taxes imposed by reason of any failure of such Bank or the Agent to deliver to the Agent or Company, from time to time as required by the Agent or Company, such Form 1001 or 4224 or other successor form (as applicable) or, in each case, any successor or additional form, completed in a manner reasonably satisfactory to the Agent and Company (collectively, "Excluded Taxes").

      9.2 Application of Proceeds. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any offsets or voluntary payments by Company or any Guarantor or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Notes on a pro rata basis (in proportion to the applicable Percentages of the Advances held by each of the Banks), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Company. The application of such proceeds and other sums to the Revolving Credit Notes and the Swing Line Notes shall be based on each Bank's Percentage of the aggregate of the Advances.

      9.3 Pro-rata Recovery. If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the Revolving Credit Notes in excess of its pro rata share of payments then or thereafter obtained by all Banks upon principal of and interest on all Revolving Credit Notes, such Bank shall purchase from the other Banks such participations in the Revolving Credit Notes held by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably in accordance with the Percentage with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

      9.4 Deposits and Accounts. In addition to and not in limitation of any rights of any Bank or other holder of any of the Notes under applicable law, each Bank and each other such holder shall, upon acceleration of the Indebtedness under the Notes and without notice or demand of any kind, have the right to appropriate and apply to the payment of the Notes owing to it any and all balances, credits, deposits, accounts or moneys of Company then or thereafter with such Bank or other holder; provided, however, that any such amount so applied by any Bank or other holder on any of the Notes owing to it shall be subject to the provisions of Section 9.3, hereof.

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      10. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS; MARGIN ADJUSTMENTS.

      10.1 Reimbursement of Prepayment Costs. If Company makes any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Company fails to borrow any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by Company to Agent in accordance with the terms hereof requesting such Advance, or if Company fails to make any payment of principal or interest in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, Company shall reimburse Agent and Banks, as the case may be on demand for any resulting loss, cost or expense actually incurred by Agent and Banks, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Banks, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by Company to Agent and Banks, as the case may be may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Banks, as the case may be) which would have accrued to Agent and Banks, as the case may be on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to any Bank under this paragraph shall be made as though such Bank shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Bank may fund any Eurodollar-based Advance or Quoted Rate Advance, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Company, Agent and Banks shall deliver to Company a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

      10.2 Agent's Eurodollar Lending Office. For any Advance which the Eurodollar-based Rate is applicable, if Agent shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent, Agent shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

      10.3 Circumstances Affecting Eurodollar-based Rate Availability. If with respect to any Interest Period, Agent or the Banks (after consultation with Agent) shall determine that, by reason of circumstances affecting the interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent for such Interest Period, then Agent shall forthwith give notice thereof to the Company. Thereafter, until Agent notifies Company that such circumstances no longer exist, the obligation of Banks to make Eurodollar-based Advances and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended, and the Company shall repay in full the then outstanding principal amount of each such Eurodollar-based Advance covered hereby together with accrued interest

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

thereon, any amounts payable under Section 10.1, hereof, and all other amounts payable hereunder on the last day of the then current Interest Period applicable to such Advance which bears interest at the Eurodollar-based Rate. Upon the date for repayment as aforesaid and unless Company notifies Agent to the contrary within two (2) Business Days after receiving a notice from Agent pursuant to this Section, such outstanding principal amount shall be converted to a Prime-based Advance as of the last day of such Interest Period.

      10.4 Laws Affecting Eurodollar-based Rate Availability. In the event that any applicable law, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not currently applicable to any Bank or the Agent or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Agent or any of the Banks (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Banks (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Agent shall so notify Company and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Advance, shall be suspended and thereafter Company may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and if any of the Banks may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto at the Eurodollar-based Rate, Company shall immediately prepay such Advance, together with interest to the date of payment, and any amounts payable under Sections 10.1 with respect to such prepayment and the Applicable Interest Rate shall immediately be converted to the Prime-based Rate.

      10.5 Increased Costs. In the event that any applicable law, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not currently applicable to any Bank or the Agent or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any of the Banks with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

            (a) shall subject the Agent or any of the Banks to any tax (other than Excluded Taxes), duty or other charge with respect to any Advance or any Note or shall change the basis of taxation of payments to the Agent or any of the Banks of the principal of or interest on any Advance or any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income or revenues, for changes in the rates of franchise taxes or for changes in the rates of similar taxes of the Agent or of any of the Banks imposed by the United States of America or the jurisdiction in which such Bank's principal executive office or applicable lending office is located); or

            (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Agent or any of the Banks or shall impose on the Agent or

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
      any of the Banks or the interbank markets any other condition affecting any Advance or any of the Notes;

and the result of any of the foregoing is to increase the costs to the Agent or any of the Banks of making, funding or maintaining any part of the Indebtedness hereunder with interest at the Eurodollar-based Rate or to reduce the amount of any sum received or receivable by the Agent or any of the Banks under this Agreement or under the Notes then Agent or Bank, as the case may be, shall promptly notify the Company of such fact and demand compensation therefor and, within fifteen (15) days after such notice, Company agrees to pay to Agent or such Bank such additional amount or amounts as will compensate Agent or such Bank or Banks for such increased cost or reduction. A certificate of Agent or such Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Agent or such Bank or Banks shall be conclusively presumed to be correct save for manifest error.

      10.6 Substitution of Banks. If (i) the obligation of any Revolving Credit Bank to make Eurodollar-based Advances has been suspended pursuant to Section
10.3 or Section 10.4, (ii) any Bank has demanded compensation under Section 10.5 or 10.7 or (iii) has wrongfully failed to fund its percentage of any requested Advance under Section 2.4(c) (in each case, an "Affected Lender"), Company shall have the right, with the assistance of the Agent, to seek a substitute lender or lenders (which may be one or more of the Banks (the "Purchasing Lender" or "Purchasing Lenders") to purchase the Notes and assume the commitment (including without limitation its participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Lender. The Affected Lender shall be obligated to sell its Notes and assign its commitment to such Purchasing Lender or Purchasing Lenders within fifteen days after receiving notice from Company requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, Company shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender at least two Business Days prior to such sale, (i) the amount of any compensation which would be due to the Affected Lender under
Section 10.1 if Company has prepaid the outstanding Eurodollar-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Section 10.5 or 10.7 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender's commitment and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. The Affected Lender, as assignor, such Purchasing Lender, as assignee, Company and the Agent, shall enter into an Assignment Agreement pursuant to, and subject to the conditions of, Section 12.8 hereof. In connection with any assignment pursuant to this Section 10.6, Company or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 12.8.

      10.7 Other Increased Costs. In the event that after the date hereof the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Bank or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required or expected

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

to be maintained by such Bank or Agent (or any corporation controlling such Bank or Agent) and such Bank or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Bank's or Agent's obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Bank's or Agent's (or such controlling corporation's) capital as a consequence of such obligations, Advances hereunder to a level below that which such Bank or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Agent to be material, then the Company shall pay to such Bank or Agent, as the case may be, from time to time, upon request by such Bank or Agent, additional amounts sufficient to compensate such Bank or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Bank or Agent reasonably determines to be allocable to the existence of such Bank's or Agent's obligations or Advances hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Bank or Agent, as the case may be, shall be submitted by such Bank or by Agent to the Company, reasonably promptly after becoming aware of any event described in this Section 10.7 and shall be conclusive, absent manifest error in computation.

      11. AGENT

      11.1 Appointment of Agent. Each Bank and the holder of each Note irrevocably appoints and authorizes the Agent to act on behalf of such Bank or holder under this Agreement and the Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company. Each Bank agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys' fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Company under this Agreement or the Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Company, pro rata according to such Bank's Percentage. Agent shall not be required to take any action requested by any Bank under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Banks against loss, costs, liability and expense. If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

      11.2 Deposit Account with Agent. Company hereby authorizes Agent, in Agent's sole discretion, to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

      11.3 Scope of Agent's Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a

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

fiduciary relationship with any Bank (and no implied covenants or other obligations shall be read into this Agreement against the Agent). Neither Agent nor any of its directors, officers, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Banks or in the absence of their own gross negligence or wilful misconduct, nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Company of its obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit. Agent shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for Company), independent public accountants and other experts selected by it and shall not be liable to the Banks (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

      11.4 Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Company and all Banks. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Banks shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Banks, and, so long as no Default or Event of Default has occurred and is continuing, to Company. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent's resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Banks is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Banks shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Banks is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the provisions of this Article 11 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

      11.5 Loans by Agent. Comerica Bank and its successors and assigns, in its capacity as a Bank hereunder, shall have the same rights and powers hereunder as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent. Comerica Bank and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend

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

money to, and generally engage in any kind of banking, trust, financial advisory or other business with Company (or the shareholders of Company) as if it were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Banks.

      11.6 Credit Decisions. Each Bank acknowledges that it has, independently of Agent and each other Bank and based on the financial statements of Company and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Bank also acknowledges that it will, independently of Agent and each other Bank and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

      11.7 Agent's Fees. Company shall pay to Agent the annual agency fee and such other fees and charges in the amounts and at the times set forth in the letter agreement between Company and Agent dated June 30, 2006. The Agent's Fees described in this Section 11.7 shall not be refundable under any circumstances.

      11.8 Authority of Agent to Enforce Notes, This Agreement and other Loan Documents. Each Bank, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of the Notes and to file such proofs of debt or other documents as may be necessary to have the claims of the Banks allowed in any proceeding relative to Company, or any of its Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

      11.9 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by Company, but without limiting any obligation of Company to make such reimbursement), ratably according to their respective Percentages of the aggregate of the Revolving Credit Aggregate Commitment, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents; provided, however, that no Bank shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent is not reimbursed for such expenses by Company, but without limiting the obligation of Company to make such reimbursement. Each Bank agrees

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

to reimburse the Agent promptly upon demand for its ratable share of any amounts owing to the Agent by the Banks pursuant to this Section. If the indemnity furnished to the Agent under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Banks and cease, or not commence, to take any action until such additional indemnity is furnished.

      11.10 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a "notice of default" by a Bank or by Company. Upon receiving such a notice, the Agent shall promptly notify each Bank of such Event of Default and provide each Bank with a copy of such notice. Agent shall also furnish the Banks, promptly upon receipt, with copies of all other notices, reports or other information required to be provided by Company hereunder.

      11.11 Agent's Authorization; Action by Banks. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Banks to give any approval or consent, or to make any request, or to take any other action on behalf of the Banks (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Banks or the Banks, as applicable hereunder. Action that may be taken by Majority Banks or all of the Banks, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Banks have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite Percentages of the Banks as required hereunder, provided that all of the Banks are given reasonable advance notice of the requests for such consent.

      11.12 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Banks or all of the Banks, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the other Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Bank (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

      12. MISCELLANEOUS

      12.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP or SAP, as applicable. Furthermore, all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP or SAP, as applicable; provided, further, that (i) no change in accounting principles shall

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be made from those used in preparing the financial statements referred to in
Section 6.1 hereof, including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves, or levels of accruals other than as a result of objective changes in the underlying business and (ii) for purposes of the preceding clause (i), "changes in accounting principles" includes all changes in accounting principles, policies, practices procedures, or methodologies with respect to financial statements, their classification, or their display, as well as all changes in practices, methods, conventions, or assumptions used in making accounting estimates.

      12.2 Consent to Jurisdiction. Company and Banks hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in Detroit in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents and Company and Banks hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. Company irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Company in a notice to the other parties that complies as to delivery with the terms of Section 12.6. Nothing in this Section shall affect the right of the Banks and the Agent to serve process in any other manner permitted by law or limit the right of the Banks or the Agent (or any of them) to bring any such action or proceeding against Company or any Guarantor or any of its or their property in the courts of any other jurisdiction. Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

      12.3 Law of Michigan. This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      12.4 Interest. In the event the obligation of Company to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Company is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Bank's Percentage shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

      12.5 Closing Costs and Other Costs. Company agrees to pay, or reimburse the Agent for payment of, on demand (a) all reasonable closing costs and expenses, including, by way of description and not limitation, house and outside reasonable attorney fees (without duplication for services) and advances, appraisal and accounting fees, and lien search fees incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or

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

restructuring of the credit arrangements provided under this Agreement, (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, (c) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of house and outside counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the amendment, waiver or enforcement of this Agreement, or the Loan Documents or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and (d) all reasonable costs and expenses of the Agent or any of the Banks (including reasonable fees and expenses of house and outside counsel) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Banks from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit. All of said amounts required to be paid by Company, may, at Agent's option, be charged by Agent as a Prime-based Advance against the Indebtedness.

      12.6 Notices. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on attached
Schedule 12.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this
Section 12.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

      12.7 Further Action. Company, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

      12.8 Successors and Assigns; Participations; Assignments.

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

            (a) This Agreement shall be binding upon and shall inure to the benefit of Company, the Agent and the Banks, and their respective successors and assigns.

            (b) The foregoing shall not authorize any assignment by Company of its rights or duties hereunder, and no such assignment shall be made (or effective) without the prior written approval of all of the Banks.

            (c) (i) Each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, grant participations (but not assignments, except as expressly permitted hereunder) in such Bank's rights and obligations hereunder and under the other Loan Documents to any Person; provided, however, that anything herein to the contrary notwithstanding, the Company shall not, at any time, be obligated to pay under Section 9.1 to any participant any sum in excess of the sum which Company would have been obligated to pay to the Bank that was the grantor had such grant not been effect. In the event of any such sale by a Bank of participating interests to a participant, such Bank's obligations under the Loan Documents shall remain unchanged, such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Loan Documents. Each Bank shall retain the sole right to approve, without the consent of any participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which would require consent of all of the Banks.

                (ii) Each of the Banks may at any time and from time to time, subject to the terms and conditions hereof, grant assignments in such Bank's rights and obligations hereunder and under the other Loan Documents to any Person; provided, however, that (A) the consent of the Company shall be required prior to an assignment becoming effective unless the assignee is a Bank or an Affiliate of a Bank, and (B) the consent of the Agent shall be required prior to an assignment becoming effective unless the assignee is a Bank or an Affiliate of a Bank; provided that the consent of the Company shall not be required if an Event of Default has occurred and is continuing. Any consent required under this Section 12.8 shall not be unreasonably withheld or delayed.

                (iii) The Company authorizes each Bank to disclose to any
                      prospective participant or assignee, once such assignee is approved by Company and Agent (if such approval is required), any and all financial information in such Bank's possession concerning the Company which has been delivered to such Bank pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 12.13, hereof.

            (d) Each assignment by a Bank of any portion of its rights and obligations hereunder and under the other Loan Documents shall be made pursuant to an Assignment

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

      Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit "E" (with appropriate insertions acceptable to Agent) and shall be subject to the terms and conditions hereof, and to the following restrictions:

                  (i) each assignment shall cover all of the Notes issued by Company hereunder, and shall be for a fixed and not varying percentage thereof, with the same percentage applicable to each such Note;

                  (ii) each assignment shall be in a minimum amount of Five Million Dollars ($5,000,000);

                  (iii) no assignment shall violate any "blue sky" or other
                        securities law of any jurisdiction or shall require the Company or any other Person to file a registration statement or similar application with the United States Securities and Exchange Commission (or similar state regulatory body) or to qualify under the "blue sky" or other securities laws of any jurisdiction; and

                  (iv) no assignment shall be effective unless Agent has received from the assignee (or from the assigning Bank) an assignment fee of $3,500 for each such assignment.

In connection with any assignment, Company and Agent shall be entitled to continue to deal solely and directly with the assigning Bank in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Bank and an Assignment Agreement (with respect thereto) duly executed by the assigning Bank and each assignee; (y) the assigning Bank shall have delivered to the Agent the original of each Note held by the assigning Bank under the Loan Agreements; and (z) the conditions in
Section 12.8(e) have been satisfied. From and after the date on which the Agent shall notify Company and the assigning Bank that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of the assigning Bank under this Agreement (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment); provided, however, that anything herein to the contrary notwithstanding, Company shall not, at any time, be obligated to pay under Section 9.1 to any Bank that is an assignee or a transferee any sum in excess of the sum which Company would have been obligated to pay to the Bank that was the assignor or transferor had such assignment or transfer not been effected. In addition, the assigning Bank, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement.

Within five (5) Business Days following Company's receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement, Company shall, to the extent applicable, execute and deliver to the Agent in exchange for any

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

surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Bank, to the extent applicable, a new Note payable to the order of the assigning Bank in an amount equal to the amount retained by such Bank hereunder shall be executed and delivered by the Company. Agent, the Banks and the Company acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note shall contain a provision confirming such agreement.

            (e) Agent shall prepare and distribute to Company and each of the Banks a revised Exhibit C to this Agreement setting forth the applicable new Percentages of the Banks (including the assignee Bank), taking into account such assignment. In addition, Agent shall maintain Exhibit E to this Agreement as a register and shall update it from time to time.

            (f) Each Bank agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

                  (i) such Bank shall remain the holder of its Notes hereunder, notwithstanding any such participation;

                  (ii) except as expressly set forth in this Section 12.8(f) with respect to rights of setoff and the benefits of
                        Article 10 hereof, a participant shall have no direct rights or remedies hereunder;

                  (iii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

                  (iv) such Bank shall retain the sole right and responsibility to enforce the obligations of the Company relating to the Notes and Loan Documents, including, without limitation, the right to proceed against any Guaranties, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant, except for those matters covered by Section 12.11(a) through (d) and (g) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Bank, and Company, Agent and the other Banks may continue to deal directly with such Bank in connection with such Bank's rights and duties hereunder), and shall otherwise be in form satisfactory to Agent.

Company agrees that each participant shall be deemed to have the right of setoff under Section 9.4 hereof, in respect of its participation interest in amounts owing under this Agreement and the

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

Loan Documents to the same extent as if the Indebtedness were owing directly to it as a Bank under this Agreement, shall be subject to the pro rata recovery provisions of Section 9.3 hereof, and that each participant shall be entitled to the benefits of Article 9 hereof. The amount, terms and conditions of any participation shall be as set forth in the participation agreement between the issuing Bank and the Person purchasing such participation, and none of the Company, the Agent and the other Banks shall have any responsibility or obligation with respect thereto, or to any Person to whom any such participation may be issued. No such participation shall relieve any issuing Bank of any of its obligations under this Agreement or any of the other Loan Documents, and all actions hereunder shall be conducted as if no such participation had been granted.

            (g) Nothing in this Agreement, the Loan Documents or the Notes, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

      12.9 Indulgence. No delay or failure of Agent and the Banks in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and the Banks hereunder are cumulative and are not exclusive of any rights or remedies which Agent and the Banks would otherwise have.

      12.10 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

      12.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Banks (and, with respect to any amendments to this Agreement or the other Loan Documents, by Company), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) subject the Banks to any additional obligations, (b) reduce the principal of, or the rate or amount of interest on, the Revolving Credit Notes or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Notes or any Fees or other amounts payable hereunder, (d) waive any Event of Default specified in Sections 8.1(a) hereof, (e) release any material Guarantor or terminate or modify any indemnity provided to the Banks hereunder or under the Loan Documents, except as shall be otherwise expressly provided in this Agreement or any Loan Document, (f) release all or substantially all of the Collateral from the Liens granted to Agent for the benefit of the Banks pursuant to the Loan Documents; (g) modify, amend or waive any of the provisions of Sections 6.15 through 6.19, Section 7.3 or Section 7.4 hereof, (h) take any action which requires the signing of all Banks pursuant to the terms of this Agreement or any Loan Document, (i) change the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any

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

of them to take any action under this Agreement or any Loan Document or (j) change the definition of "Majority Banks" or "Percentage" or this Section 12.11. Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; (B) no amendment, waiver, or consent shall, unless in writing and signed by the Issuing Bank, affect the rights or duties of the Issuing Bank under Article 3 hereof and (C) no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to "Banks" or "the Banks" shall refer to all Banks, unless expressly stated to refer to Majority Banks.

      12.12 Taxes and Fees. Should any documentary, stamp or similar tax (other than an Excluded Tax of any Bank or Agent imposed by the jurisdiction in which such Bank or Agent have their respective principal executive offices), or recording or filing fee become payable in respect of this Agreement or any of the Loan Documents (or the execution, filing or recording thereof) or any amendment, modification or supplement hereof or thereof, Company agrees to pay the same together with any interest or penalties thereon and agrees to hold the Agent and the Banks harmless with respect thereto.

      12.13 Confidentiality. The Agent and each Bank agree that it will not disclose without the prior consent of Company (other than to its employees, its Affiliates, to Agent or another Bank or to its auditors or counsel) any information with respect to Company, which is furnished pursuant to this Agreement or any of the Loan Documents; provided that Agent and any Bank may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by Agent or such Bank from any third party under no duty of confidentiality to Company, (b) as may be required in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid. Notwithstanding anything herein to the contrary, confidential information shall not include, and each Bank (and each employee, representative or other agent of any Bank) may disclose to any and all Persons, without limitation of any kind, the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Bank relating to such tax treatment or tax structure; provided that, with respect to any document or similar item that in either case contains information concerning such tax treatments or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

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      12.14 Withholding Taxes. If any Bank is not a united states person within the meaning of Section 7701(a)(30) of the Internal Revenue Code such Bank shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Agent two executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Bank's domicile which provides for the exemption from withholding on interest payments to such Bank, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Bank hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Bank is exempt from United States income tax withholding with respect to such income; provided, however, that such Bank shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to the Company, if such Bank has assigned its entire interest in the Revolving Credit (including any outstanding Advances thereunder and participations in Letters of Credit issued hereunder), Swing Line and any Notes issued to it by the Company, to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Bank shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Bank hereunder were subject to United States income tax withholding when made, such Bank shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Company, each Bank and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Company with such forms, certificates or other documents as may be reasonably necessary to allow the Company, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Bank or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

      12.15 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Company pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C.
Section 5318; IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for
Company: When Company opens an account, Agent and the Banks will ask for Company's name, tax identification number, business address, and other information that will allow Agent and the Banks to identify Company. Agent and the Banks may also ask to see Company's legal organizational documents or other identifying documents

      12.16 WAIVER OF JURY TRIAL. THE BANKS, THE AGENT AND THE COMPANY AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO

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

CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANKS, THE AGENT, NOR COMPANY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANKS AND THE AGENT OR COMPANY EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

      12.17 Complete Agreement; Conflicts. This Agreement, the Notes, any Requests for Revolving Credit Advance, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

      12.18 Severability. In case any one or more of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Company shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Company under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

      12.19 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

      12.20 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

      12.21 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

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      12.22 Reliance on and Survival of Various Provisions. All terms, covenants
,agreements, representations and warranties of Company or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Company or any Guarantor in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Banks, notwithstanding any investigation heretofore or hereafter made by any Bank or on such Bank's behalf, and those covenants and agreements of Company set forth in Sections 10.1, 10.3, 10.4, 10.5, 10.7 and 12.5 hereof (together with any other indemnities of Company contained elsewhere in this Agreement or in any of the Loan Documents) and of Banks set forth in Section 11.9 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving
Credit Aggregate Commitment.

      12.23 Amendment and Restatement. This Agreement constitutes an amendment to and restatement in its entirety of the Existing Credit Agreement, which Existing Credit Agreement is fully superseded and amended and restated in its entirety hereby; provided, however, that the Indebtedness governed by the Existing Credit Agreement shall remain outstanding and in full force and effect (subject to the terms hereof).

      12.24 Advertisements. The Agent and the Banks may disclose the name of the Company and the existence of the Indebtedness in general advertisements.

      12.25 Effective Upon Execution. This Agreement shall become effective upon the execution hereof by Banks, Agent and Company and the issuance by Company of the Revolving Credit Notes hereunder, and shall remain effective until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder or under any of the other Loan Documents, whether optional or obligatory, remains outstanding.

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      WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Agent            NORTH POINTE HOLDINGS
                                   CORPORATION, a Michigan corporation

By:__________________________      By:______________________________
     Michael P. Stapleton               Brian J. Roney

Its: First Vice President          Its: Chief Financial Officer

BANKS:                             COMERICA BANK

                                   By:_________________________________
                                        Michael P. Stapleton

                                   Its: First Vice President

                                             JPMORGAN CHASE BANK N.A.

                                             By:________________________________

                                             Its:_______________________________

                                             FIFTH THIRD BANK

                                             By:________________________________

                                             Its:_______________________________

                                   EXHIBIT "A"

                      REQUEST FOR REVOLVING CREDIT ADVANCE

No.______________                                     Dated:____________, 2006

To:   Comerica Bank - Agent

Re: Second Amended and Restated Credit Agreement by and among Comerica Bank (individually and as Agent), the lenders from time to time parties thereto (collectively, "Banks"), and North Pointe Holdings Corporation ("Company") dated as of June 30, 2006 (as amended from time to time, the "Agreement").

      Pursuant to the Agreement, the Company requests an Advance from the Revolving Credit Banks as follows:

      A.    Date of Advance:_______________________

      B.    Amount of Advance:

            $________________________

                  Comerica Bank Account No. ______________

                  Other: _________________________________

                  ________________________________________

      C.    Type of Activity:

            1.    Advance
            2.    Refunding
                  of a Revolving Credit Advance
            3.    Conversion

      D.    Interest Rate:

            1.    Prime-based Rate
            2.    Eurodollar-based Rate

      E.    Interest Period (for Eurodollar-based Advances only):

            1.    One (1) Month
            2.    Two (2) Months
            3.    Three (3) Months
            4.    Six (6) Months

      The Company certifies to the matters specified in Section 2.7(e) of the Agreement.

                                      NORTH POINTE HOLDINGS
                                      CORPORATION, a Michigan corporation

                                      By:_______________________________________

                                      Its:______________________________________

Agent Approval:_________________

                                   EXHIBIT "B"

                              REVOLVING CREDIT NOTE

$ _________________                                            ___________, 2006

      On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, North Pointe Holdings Corporation, a Michigan corporation ("Company") promises to pay to the order of [insert Bank] ("Bank") care of Comerica Bank, as Agent, at 500 Woodward Avenue, Detroit, MI 48226, in lawful money of the United States of America, the sum of [Insert Amount derived from Percentages] Dollars ($___________), or so much of said sum as may from time to time have been advanced and then be outstanding hereunder pursuant to the Second Amended and Restated Credit Agreement dated as of June 30, 2006, made by and among the Company, certain banks, including the Bank, and Comerica Bank as Agent for such banks, as the same may be amended from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

      Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

      This Note is a note under which advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

      This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

      Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

      Nothing herein shall limit any right granted Bank by any other instrument or by law.

                                         NORTH POINTE HOLDINGS
                                         CORPORATION, a Michigan corporation

                                         By:___________________________________

                                         Its:__________________________________

                                   EXHIBIT "C"

                                   PERCENTAGES

BANK                      REVOLVING CREDIT PERCENTAGE
------------------------  ---------------------------
Comerica Bank                        40%

JPMorgan Chase Bank N.A.             30%

Fifth Third Bank                     30%

Totals                              100%

                                   EXHIBIT "D"

                           COVENANT COMPLIANCE REPORT

To:   Comerica Bank, as Agent

      Re: Second Amended and Restated Credit Agreement dated as of June 30, 2006 (the "Agreement")

      This Covenant Compliance Report ("Report") is furnished pursuant to
Section 6.2 of the Agreement and sets forth various information as of _________, _____ (the "Computation Date").

      1. Consolidated Tangible Capital Funds. On the Computation Date, the Consolidated Tangible Capital Funds, which is required to be not less than $___________, was $_________ as computed in the supporting documents attached hereto as Schedule 1.

      2. Risk-Based Capital. On the Computation Date, the total risk-based capital percentage, which is required to be at least 215%, was ________________% as computed in the supporting documents attached hereto as Schedule 2.

      3. Fixed Charge Coverage Ratio. On the Computation Date, the Fixed Charge Coverage Ratio, which is required to be not less than 1.35 to 1.0, was _________ to 1.0 as computed in the supporting documents attached hereto as Schedule 3.

      4. Combined Ratio. On the Computation Date, the Combined Ratio, which is required to be not more than 110% as of the fiscal quarter then ending was _____________ to 1.0, as computed in the supporting documents attached hereto as
Schedule 4.

      5. Net Premium and Gross Premium Ratios. On the Computation Date, the Net Premium Ratio, which is required to be not more than __________ to 1.0 for NPIC and HPIC was ______________ to 1.0 and not more than _____ to 1.0 for NPCIC was ____ to 1.0 and the Gross Premium Ratio which is required to be not more than
__________ to 1.0 for NPIC and HPIC was __________ to 1.0 and not more than
_____ to 1.0 for NPCIC was ____ to 1.0 as computed in the supporting documents attached as Schedule 5.

      6. Ratings. The Best rating for NPIC is _____, the Best Rating for HPIC is ___ and the Best Rating for NPCIC is ______.

      7. Reinsurance Contracts. The percentage of Net Uncollateralized Reinsurance Recoverables with Persons with a Best rating below A- is ____%.

      8. IRIS Ratios. The Subsidiaries of the Company are outside of the recommended range for ___ Insurance Regulatory Information System ratio tests, as set forth in attached Schedule 6.

      The undersigned officer of Company hereby certifies that:

      A. To the best of the undersigned officer's knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

      B. To the best of the undersigned officer's knowledge, as of the Computation Date, the Company has observed and performed all of its covenants and other agreements contained in the Agreement and in the Notes and any other Loan Documents to be observed, performed and satisfied by them.

      C. I have reviewed the Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

      D. To the best of the undersigned officer's knowledge, except as stated in
Schedule 7 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Company), no Default or Event of Default has occurred and is continuing on the date of this Report.

      Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Agreement.

      IN WITNESS WHEREOF, Company has caused this Report to be executed and delivered by its duly authorized officer this ______ day of __________________,
____.

                                           NORTH POINTE HOLDINGS
                                           CORPORATION, a Michigan corporation

                                           By:_________________________________

                                           Its:________________________________

                                   EXHIBIT "E"

                                     FORM OF
                              ASSIGNMENT AGREEMENT

                                                        Date: ____________, 2006

To:   North Pointe Holdings Corporation

            and

      COMERICA BANK ("Agent")

Re: Second Amended and Restated Credit Agreement dated as of June 30, 2006 (the "Agreement"), among North Pointe Holdings Corporation ("Company"), Agent and certain Banks

Gentlemen and Ladies:

      Reference is made to Section 12.8(c), (d), (e) and (f) of the Agreement. Unless otherwise defined herein or the context otherwise requires, all initially capitalized terms used herein without definition shall have the meanings specified in the Agreement.

      This Agreement constitutes notice to each of you of the proposed assignment and delegation by [insert assignor Bank] (the "Assignor") to [insert proposed assignee] (the "Assignee") of a _____% undivided interest ("Assigned Percentage") in Assignor's Revolving Credit Note under the Agreement (the "Note"), such that after giving effect to the assignment and assumption hereafter provided the Assignee's aggregate principal interest in the Notes shall equal $________________* and its Percentage shall equal ____% under the Loan Documents.

      The Assignor hereby instructs the Agent to make all payments from and including the "Effective Date" (as hereafter defined) hereof in respect of the interest assigned hereby, directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date of the assignment and delegation being made hereby are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees accrued up to the Effective Date, the Assignee will promptly remit the same to the Assignor.

      The Assignee hereby confirms that it has received a copy of the Agreement and the exhibits and schedules referred to therein, and all other Loan Documents which it considers necessary, together with copies of the other documents which were required to be delivered under the Agreement as a condition to the making of the loans thereunder. The Assignee acknowledges and agrees that it: (a) has made and will continue to make such inquiries and has taken and will take such care on its own behalf as would have been the case had its Percentage been granted and its loans been made directly by such Assignee to the Company without the

-----------
* Such amount shall not be less than a minimum amount of $5,000,000.

intervention of the Agent, the Assignor or any other bank; and (b) has made and will continue to make, independently and without reliance upon the Agent, the Assignor or any other bank, and based on such documents and information as it has deemed appropriate, its own credit analysis and decisions relating to the Agreement. The Assignee further acknowledges and agrees that neither the Agent, nor the Assignor has made any representations or warranties about the creditworthiness of the Company, or any other party to the Agreement or any other of the Loan Documents, or with respect to the legality, validity, sufficiency or enforceability of the Agreement, or any other of the Loan Documents. This assignment shall be made without recourse to or warranty by the Assignor, except as set forth herein.

      Assignee represents and warrants that it is a Person to which assignments are permitted pursuant to Section 12.8(c) of the Agreement. Assignor and Assignee represent and warrant that this assignment shall not violate any "blue sky" or other securities law of any jurisdiction or require the Company or any other Person to file a registration statement with the United States Securities and Exchange Commission or apply to qualify any loans or any interest in any thereof, under the "blue sky" or other securities laws of any jurisdiction.

      Except as otherwise provided in the Agreement, effective as of the Effective Date:

            (a) the Assignee: (i) shall be deemed automatically to have become a party to the Agreement, to have assumed all of the Assignor's obligations thereunder to the extent of the Assignee's percentage referred to in the second paragraph of this Assignment Agreement, and to have all the rights and obligations of a party to the Agreement, as if it were the Assignor to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Agreement as if it were an original signatory thereto; and

            (b) the Assignor's obligations under the Agreement shall be reduced by the Assigned Percentage.

      As used herein, the term "Effective Date" means the date on which all of the following have occurred or have been completed, as reasonably determined by the Agent:

            (1) the delivery to the Agent of an original of this Assignment Agreement executed by the Assignor and the Assignee;

            (2) the payment to the Agent, of all accrued fees, expenses and other items for which reimbursement is then owing under the Agreement;

            (3) the payment to the Agent of the $3,500 processing fee referred to in Section 12.8(d) (iv) of the Agreement; and

            (4) all other restrictions and items noted in Sections 12.8(c), (d),
      (e) and (f) of the Agreement have been satisfied.

      The Agent shall notify the Assignor and the Assignee of the Effective
Date.

      The Assignee hereby advises each of you of the following administrative details with respect to the assigned loans:

            (A)   Address for Notices:

                  Institution Name:

                  Address:

                  Attention:

                  Telephone:

                  Facsimile:

            (B)   Payment Instructions:

            (C)   Proposed effective date of assignment: __________.

      The Assignee has delivered to the Agent (or is delivering to the Agent concurrently herewith) the tax forms referred to in Section 9.2(a) of the Agreement, other forms reasonably requested by the Agent, and the original of each Note held by the Assignor under the Agreement.

      Please evidence your consent to and acceptance of the proposed assignment and delegation set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

                                        [ASSIGNOR]

                                        By:_____________________________________

                                        Its:____________________________________

                                        [ASSIGNEE]

                                        By:_____________________________________

                                        Its:____________________________________

ACCEPTED AND CONSENTED TO
this _____ day of __________, _______

COMERICA BANK, Agent

By:_________________________________

Its:________________________________

NORTH POINTE HOLDINGS
CORPORATION, a Michigan corporation

By:_________________________________

Its:________________________________

      [This form of Assignment Agreement (including footnotes) is subject in all respects to the terms and conditions of the Agreement which shall govern in the event of any inconsistencies or omissions.]

                                   EXHIBIT "G"

                                 SWING LINE NOTE

$3,000,000                                             __________________, 2006

      On the Revolving Credit Maturity Date, FOR VALUE RECEIVED, North Pointe Holdings Corporation, a Michigan, corporation ("Company"), promises to pay to the order of Comerica Bank ("Swing Line Bank") at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of Three Million Dollars ($3,000,000), as may from time to time have been advanced by Swing Line Bank to Company and then be outstanding hereunder pursuant to the Second Amended and Restated Credit Agreement dated as of June 30, 2006 made by and among Company and certain banks signatory thereto, including the Swing Line Bank, in its individual capacity and as Agent for such banks, as the same may be amended or otherwise modified from time to time (the "Credit Agreement"), together with interest thereon as hereinafter set forth.

      Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

      This Note is a Swing Line Note under which Advances of the Swing Line (including refundings and conversions), repayments and readvances may be made from time to time by Swing Line Bank, but only in accordance with the terms and conditions of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or prepaid under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

      This Note shall be interpreted and the rights of the parties shall be determined under the laws of, and enforceable in, the State of Michigan.

      Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

      Nothing herein shall limit any right granted Swing Line Bank by any other instrument or by law.

                                              NORTH POINTE HOLDINGS
                                              CORPORATION

                                              By:______________________________

                                              Its:_____________________________

                                   EXHIBIT "H"

                         REQUEST FOR SWING LINE ADVANCE

No.________________                                Dated:________________, 2006

TO:   Comerica Bank ("Swing Line Bank")

RE: Second Amended and Restated Credit Agreement dated as of June 30, 2006 by and among North Pointe Holdings Corporation ("Company"), the Banks signatories thereto and Comerica Bank, as Agent (as amended or otherwise modified from time to time, the "Credit Agreement")

      Company, pursuant to the Credit Agreement, requests an Advance from the Swing Line Bank as follows:

A.    Date of Advance: ___________________________

B.    [ ] (check if applicable)

      This Advance is or includes a whole or partial refund/conversion of:

      Advance No(s).______________________________

      [Describe Advance to be refunded or converted by reference to principal amount, current interest rate and current interest period]

C.    Type of Advance (check only one);

      [ ] Prime-based Advance
      [ ] Quoted Rate Advance

D.    Amount of Advance:

      _______________________________

E.    Interest Period (applicable only to Quoted Rate Advances)

      Quoted Rate Advances
      [ ] One month
      [ ] Other _____________

F.    Disbursement Instructions

      [ ] Comerica Bank Account No. _______________
      [ ] Other: ______________________________
      ________________________________________

      Company certifies to the matters specified in Section 2.15 of the Credit Agreement.

      Capitalized terms used herein, except as defined to the contrary, have the meanings given them in the Credit Agreement.

                                            NORTH POINTE HOLDINGS
                                            CORPORATION

                                            By:________________________________

                                            Its:_______________________________

                                   EXHIBIT "I"

                FORM OF SWING LINE BANK PARTICIPATION CERTIFICATE

                                                        __________________, 2006

[Name of Bank]

_________________________

_________________________

Ladies and Gentlemen:

      Pursuant to Section 2.15(e) of the Second Amended and Restated Credit Agreement dated as of June 30, 2006 (as amended or otherwise modified from time to time, "Credit Agreement") among North Pointe Holdings Corporation, the Banks named therein and Comerica Bank, as Agent, the undersigned hereby acknowledges receipt from you of ___________________ as payment for a participating interest in the following Swing Line Loan:

      Date of Swing Line Loan:________________________________

      Principal Amount of Swing Line Loan:_____________________

      The participation evidenced by this certificate shall be subject to the terms and conditions of the Credit Agreement including without limitation
Section 2.15(e) thereof.

                                        Very truly yours,

                                        COMERICA BANK, as Agent

                                        By:____________________________________

                                        Its:___________________________________

                                  SCHEDULE 12.6

Comerica Bank
One Detroit Center
500 Woodward Avenue
6th Floor
Detroit, MI 48226
Attention: Michael Wooder
Telephone No.: (313) 222-4895
Telecopy No.: (313) 222-7475

North Pointe Holdings Corporation
28819 Franklin Road
Suite 300
Southfield, MI 48037-2223
Attention: James B. Petcoff
Telephone No.: (248) 358-1171
Telecopy No.: (248) 357-3895